UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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DRIVEN BRANDS HOLDINGS INC.
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TAKE 5

2025

DrivenBrands

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS AND 2025 PROXY STATEMENT

MAY 20, 2025 | 12:00 P.M.

DEAR STOCKHOLDERS

On behalf of the Board of Directors and management of Driven Brands Holdings Inc., we cordially invite you to attend our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 20, 2025, at 12:00 p.m., Eastern Daylight Time. We will be holding the Annual Meeting in a virtual-only format to maximize your ability to participate in the meeting. You will be able to attend, vote, and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/DRVN2025 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card, or in the instructions that accompanied your proxy materials.
Enclosed are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business that will be acted upon at the meeting or any adjournment or postponement thereof, as well as our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (“2024 Annual Report”).
On or about April 10, 2025, we will begin mailing proxy materials, including a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2024 Annual Report and how to vote over the Internet, to request and return a proxy card by mail, or to vote by telephone. For information on how to vote your shares, please refer to the proxy materials you received.
Your vote is important. Even if you plan to attend the Annual Meeting, please follow the instructions provided to you in your proxy materials and vote your shares as soon as possible. This will not prevent you from voting your shares during the Annual Meeting if you are able to attend. Thank you for your continued support of, and interest in, Driven Brands.
Sincerely,
Jonathan Fitzpatrick
President and Chief Executive Officer
April 10, 2025

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Driven Brands Holdings Inc. 440 S. Church Street, Suite 700, Charlotte, NC 28202

Meeting Information

DATE	TIME	VIRTUAL MEETING	RECORD DATE

May 20, 2025	12:00 p.m., Eastern Daylight Time	www.virtualshareholdermeeting.com/DRVN2025	March 21, 2025

How to Vote
The vote of every stockholder is very important! Please place your vote one of the following ways:

ONLINE	BY PHONE	BY MAIL	IN PERSON
www.proxyvote.com	Call the telephone number in your proxy materials	Mark, sign, and return proxy card	Attend the virtual annual meeting and cast your vote
Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read our Proxy Statement and submit your proxy or voting instructions as soon as possible.

Proposals

PROPOSAL #1	PROPOSAL #2	PROPOSAL #3

Election of the three Class II director nominees named in this proxy statement, each for a term of three years.	An advisory non-binding vote to approve the compensation of our named executive officers.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025.

Stockholders will also transact such other business as may be properly brought before the meeting or any adjournment thereof by or at the direction of the Board. Instructions for accessing the virtual annual meeting are more fully described in the accompanying proxy statement and a list of registered stockholders as of the record date will be accessible during the meeting at www.virtualshareholdermeeting.com/DRVN2025.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2025:
This notice and the accompanying Proxy Statement and 2024 Annual Report are available here at www.proxyvote.com.
By order of the Board of Directors,
Scott O’Melia
Executive Vice President and Chief Legal Officer

PAGE
VOTING MATTERS	1
PROPOSAL ONE: ELECTION OF DIRECTORS	2
OUR BOARD OF DIRECTORS	3
CORPORATE GOVERNANCE	9
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
HUMAN CAPITAL MANAGEMENT	21
PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22
PAY VERSUS PERFORMANCE	44
CEO PAY RATIO	47
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27. 2025	48
AUDIT COMMITTEE REPORT	50
INFORMATION CONCERNING SOLICITATION AND VOTING	51
QUESTIONS AND ANSWERS ABOUT THE 2025 ANNUAL MEETING OF STOCKHOLDERS	52
STOCKHOLDER INFORMATION FOR FUTURE ANNUAL MEETINGS	56
HOUSEHOLDING MATTERS	56
OTHER MATTERS	57
EXHIBIT A	A-1

DRIVEN BRANDS HOLDINGS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2025
VOTING MATTERS
This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors (“Board”) for use at Driven Brands Holdings Inc.’s (“Driven Brands” or the “Company”) 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 20, 2025, at 12:00 p.m., Eastern Daylight Time (“EDT”), virtually via live webcast at www.virtualshareholdermeeting.com/DRVN2025, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of 2025 Annual Meeting of Stockholders. Only stockholders of record at the close of business on March 21, 2025, the record date, are entitled to notice of and to vote at our Annual Meeting.
On or about April 10, 2025, we will begin mailing proxy materials, including a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (“2024 Annual Report”) and how to vote over the Internet, to request and return a proxy card by mail, or to vote by telephone. For information on how to vote your shares, please refer to the proxy materials you received.
Stockholders are being asked to vote on the following matters at our Annual Meeting:

Management Proposal:		For More Information	Board Recommendation	Vote Required for Approval

1.	Election of the three Class II director nominees named in this proxy statement, each for a term of three years	Page 2	FOR ALL	Plurality of votes cast

2.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers	Page 22	FOR	Majority of shares present and entitled to vote

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025	Page 48	FOR	Majority of shares present and entitled to vote

You may cast your vote in any of the following ways:

ONLINE	BY PHONE	BY MAIL	IN PERSON
Please log on to www.proxyvote.com and submit a proxy to vote your shares of the Company’s common stock by 11:59 p.m., EDT, on May 19, 2025.	Please call the telephone number in your proxy materials until 11:59 p.m., EDT, on May 19, 2025.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form so that it is received by the Company prior to the Annual Meeting.	You may attend the virtual Annual Meeting and cast your vote at www.virtualshareholder meeting.com/DRVN2025.

2025 Proxy Statement	1

PROPOSAL ONE: ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will vote to elect Catherine Halligan, Rick Puckett, and Michael Thompson as the three nominees named in this Proxy Statement as Class II directors (the “Class II Nominees”). Our Board of Directors has nominated the Class II Nominees to serve as directors for a term expiring at the 2028 Annual Meeting of Stockholders or until their successor has been duly elected and qualified. The persons named as proxies will vote to elect the Class II Nominees unless a stockholder indicates on their proxy that such stockholder’s shares should be withheld with respect to any of the nominees.
If any Class II Nominee becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the Board of Directors to fill the vacancy. All the nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR ALL” OF THE THREE CLASS II DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

2	2025 Proxy Statement

OUR BOARD OF DIRECTORS
The following table sets forth certain information about our directors and committees as of April 7, 2025.

Skills and Experience

	Neal Aronson*	Jonathan Fitzpatrick*	Catherine Halligan	Damien Harmon	Chad Hume	Rick Puckett	Karen Stroup	Peter Swinburn	Michael Thompson	Jose Tomás
Executive Leadership
Retail Experience
Strategy and Innovation
Franchise Experience
Financial / Accounting Expertise
Technology / Digital / Cybersecurity
Human Capital

Tenure and Independence

Tenure (years)	5	7	5	1	5	5	5	5	5	3
Class	I	I	II	III	III	II	III	III	II	I
Current Term Expiration	2027	2027	2025	2026	2026	2025	2026	2026	2025	2027
Independence

Committee Membership

Audit						C
Compensation			C
Nominating and Corporate Governance								C

Demographics

Age	60	54	61	46	38	71	49	72	42	57
*Mr. Aronson currently serves as Chairman of the Board. Effective May 9, 2025, Mr. Fitzpatrick will become the Board of Directors Non-Executive Chair. Additionally, Daniel Rivera currently serves as our Chief Operating Officer. The Board has appointed Mr. Rivera to succeed Mr. Fitzpatrick as our President and Chief Executive Officer effective as of May 9, 2025. Upon his appointment as President and Chief Executive Officer, Mr. Rivera will also become a Class I director of our Board.

Set forth below is a brief biography of each of our directors, including our director nominees. There are no family                                 relationships among our directors and executive officers.

2025 Proxy Statement	3

Directors
Class II Directors
The term of the following three Class II directors will expire at the Annual Meeting. The Class II Nominees are the only nominees standing for election at the Annual Meeting, for a term that will expire at the 2028 Annual Meeting of Stockholders or until each of their successors has been duly elected and qualified. All of our Class II Nominees were previously elected by stockholders at our 2022 Annual Meeting of Stockholders.

Catherine (Cathy) Halligan

Catherine (Cathy) Halligan became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Ms. Halligan served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc. (a leading SaaS software for customer reviews and social commerce) and prior to joining PowerReviews Inc., from 2005 to 2010, she held senior executive marketing and e-commerce roles at Walmart, including Chief Marketing Officer of Walmart.com from 2007 to 2009 and as Vice President Market Development, Global eCommerce from 2009 to 2010. Ms. Halligan also held executive roles at Williams-Sonoma, Inc., Blue Nile, and Gymboree. Ms. Halligan also serves as a director for

Ferguson plc (a North American value-added distributor of infrastructure, plumbing, and HVAC products) where she serves on the Audit and Compensation Committees, Ulta Beauty Inc. (a retailer of All Things Beauty All In One Place), where she serves as a member of the Compensation and Nominating and Governance Committees, and Jeld-Wen Holding, Inc. (a leading global manufacturer of high performance interior and exterior building products) where she serves as the Chair of the Compensation Committee and as a member of the Audit Committee. She previously served as a director of FLIR Systems Inc. (a producer of thermal imaging cameras, components, and imaging sensors), where she chaired the Compensation Committee and was a member of the Audit Committee from 2014 to 2021. Ms. Halligan received a B.S. from Northern Illinois University.
Qualifications: Ms. Halligan’s extensive board experience and experience in digital transformation, marketing, and retail provide her with the qualifications and skills to serve as a director.

Rick Puckett

Rick Puckett became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. From December 2006 to December 2016, Mr. Puckett was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Snyder’s-Lance, Inc. (a snack food products company). Prior to Snyder’s-Lance, Mr. Puckett was Executive Vice President, Chief Financial Officer and Treasurer of United Natural Foods, Inc. (a North American food wholesaler). Mr. Puckett serves as a director, chairman of the Compensation Committee, and a member of the Audit Committee for SPX Corporation (a supplier of highly engineered infrastructure equipment technologies) and as a director, chairman of the Audit Committee, and a member of the

Compensation and Nominating and Corporate Governance Committees of Whitehorse Finance, Inc. (an investment company), positions he has held since May 2016 and December 2012, respectively. Mr. Puckett served as a member of the Board of Directors for Pet Valu, Inc., (a pet specialty retailer company, from August 2019 to May 2023) where he served as the Chairman of the Audit Committee. He also served on the Board of Directors for Late July Brands, a privately-held food company, from 2007 through 2010. Mr. Puckett is a Certified Public Accountant, and he received a B.S. in Accounting and an M.B.A. from the University of Kentucky.
Qualifications: Mr. Puckett’s experience in leadership roles at his past companies, significant knowledge and understanding of corporate finance and financial reporting, and his expert background as a Certified Public Accountant provide him with the qualifications and skills to serve as a director.

4	2025 Proxy Statement

Michael Thompson

Michael Thompson became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Thompson joined Roark Capital Management, LLC (“Roark”) (a private equity firm) in 2010 and currently serves as a Managing Director. Prior to joining Roark, Mr. Thompson worked at Montage Partners (Phoenix-based private equity firm). Before Montage, Mr. Thompson served as a Senior Associate at Kroll Zolfo Copper (a financial advising company). Mr. Thompson received a B.A. from Pomona College and an M.B.A. from the University of Chicago Booth School of Business. Mr. Thompson is a designated director nominee by Driven Equity LLC and RC IV Cayman ICW Holdings LLC (collectively, our “Principal Stockholders”) under the Stockholders Agreement (as defined below).

Qualifications: Mr. Thompson’s involvement with his respective firms’ investments in various companies, in-depth knowledge, and industry experience, coupled with his skills in private financing and strategic planning, provide him with the qualifications and skills to serve as a director.

Class I Directors
The term of the following four Class I directors will expire at the 2027 Annual Meeting.

Neal Aronson

Neal Aronson became a member of our Board of Directors in December 2020, previously served as a member of the board of managers of Driven Investor LLC, and has served as chairman of our Board of Directors since the consummation of our initial public offering in January 2021 (“IPO”). Mr. Aronson founded Roark, and serves as its Managing Partner, a position he has held since 2001. Prior to founding Roark, Mr. Aronson was Co-Founder and Chief Financial Officer for U.S. Franchise Systems, Inc., or USFS, a franchisor of hotel chains. Prior to USFS, Mr. Aronson was a private equity professional at Rosecliff (a successor company to Acadia Partners), Odyssey Partners (a private equity firm), and Acadia Partners (now Oak Hill, an investment firm). Mr. Aronson began his career in the corporate finance department at Drexel, Burnham, Lambert Inc. (a former investment bank). Mr. Aronson received a B.A. from Lehigh University. Mr. Aronson is a designated director by our Principal Stockholders under the Stockholders Agreement (as defined below).
Qualifications: Mr. Aronson’s experience as a private equity partner, chief financial officer, and in other senior executive leadership roles working with franchise companies in the retail, consumer, and business services industries, and knowledge of complex financial matters provide him with valuable and relevant experience in franchise administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

2025 Proxy Statement	5

Jonathan Fitzpatrick

Jonathan Fitzpatrick serves as our President, Chief Executive Officer, and a member of our Board of Directors. Mr. Fitzpatrick has served as our President and Chief Executive Officer since July 2012, as a member of our Board of Directors since April 2018, and previously served as a member of the board of managers of Driven Investor LLC. Mr. Fitzpatrick currently serves as a member of the board of directors of Nothing Bundt Cakes, a gourmet bakery, privately held by affiliates of Roark. Prior to joining the Company, Mr. Fitzpatrick served in various capacities with Burger King Corporation (a fast food restaurant company) both prior to and after its acquisition by 3G Capital (a global investment firm). Between February 2011 and June 2012, he was Executive Vice President, Chief Brand and Operations Officer for Burger

King. From October 2010 to February 2011, he was Executive Vice President of Global Operations and between August 2009 and October 2010, Senior Vice President of Operations, Europe, Middle East, and Africa. Prior to this role, he was Senior Vice President, Development and Franchising from July 2007 through August 2009. Mr. Fitzpatrick earned a Bachelor’s and Graduate degree from University College in Dublin, Ireland.
Qualifications: Mr. Fitzpatrick’s experience as the President and Chief Executive Officer of Driven Brands, as well as his extensive knowledge and leadership experience with franchise companies, provide him with the qualifications and skills to serve as a director.

Jose Tomás

Jose Tomás became a member of our Board of Directors in July 2022. Since 2021, Mr. Tomás has served as the Chief Administrative Officer at TelevisaUnivision Inc., the leading Spanish-language media and content company in the world. In this role, he oversees strategic functions essential to TelevisaUnivision’s success, including Human Resources; Corporate Communications; Facilities/Real Estate; Social Impact; Diversity, Equity and Inclusion; and Corporate Safety, Health and Security. From 2018 to 2021, he served as co-founder and managing partner of BrandSparc, a global communications, branding and human resources firm. From 2017 to 2018, he was a member of General Motors’ global senior executive leadership team where he served as Senior Vice President of Global Human Resources.

Mr. Tomás also served as Executive Vice President and Chief Human Resources Officer at Anthem, Inc. from 2013 to 2017. In this role, he was responsible for Human Resources; Corporate Communications; Diversity, Equity and Inclusion; and Corporate Security.
Previously, Mr. Tomás held senior operations and administrative roles at Burger King Corporation, where he served as both president, Latin America and Caribbean region, and Global Chief People Officer. Mr. Tomás has also held human resources positions with Ryder System Inc., and operations and Human Resources roles at Publix Super Markets.
Mr. Tomás holds a bachelor’s degree in business administration and a master’s in management from Florida International University.
Qualifications: Mr. Tomás’s experience as a leader with large organizations with expertise in operations, people, and culture provide him with the qualifications to be a director.

6	2025 Proxy Statement

Daniel Rivera

Daniel Rivera currently serves as our Chief Operating Officer. The Board has appointed Mr. Rivera to succeed Mr. Fitzpatrick as our President and Chief Executive Officer effective as of May 9, 2025. Upon his appointment as President and Chief Executive Officer, Mr. Rivera will also become a member of our Board. Mr. Rivera joined Driven Brands in November 2012 as its Chief Information Officer. In 2014, Mr. Rivera was named Meineke Brand President. In 2020, he was named Group President of the Maintenance segment, in addition to President of Take 5 Oil Change. Prior to joining Driven Brands, Mr. Rivera held leadership roles at AutoNation, General Electric, Motorola, and Burger King. Mr. Rivera received a Bachelor of Science in computer engineering and a Juris Doctorate from Florida International University.

Qualifications: Mr. Rivera's experience with Driven Brands, along with his extensive knowledge and expertise in leadership and operational matters provide him with the qualifications and skills to serve as a director.

Class III Directors
The term of the following four Class III directors will expire at the 2026 Annual Meeting.

Damien Harmon

Damien Harmon became a member of our Board of Directors in January 2024. He has served as the Senior Executive Vice President of Customer, Channel Experiences & Enterprise Services for Best Buy Co., Inc., a consumer electronics retailer, since April 2023. In this role, he is responsible for the end-to-end customer experience and the work that enhances every interaction with Best Buy customers and its employees. His areas of responsibility include stores and operations, in-home services and sales, virtual experiences, call centers, membership, and customer strategy, relationship offerings and insights. He also leads Geek Squad, Best Buy’s national tech-support organization dedicated to helping customers learn about and enjoy their technology. Prior to his current role, Harmon served as Best Buy’s

Executive Vice President of Omnichannel from 2021 to 2023 where he established a dedicated operations plan to enhance the company’s ability to create seamless experiences for Best Buy customers, as President of Operations from 2020 to 2021, and as Senior Vice President of Workforce Design from 2019 to 2020. In addition to his time at Best Buy, he has held executive-level roles at Bridgestone Americas Inc., including serving as President of GCR Commercial Tires and as the Chief Operating Officer of Bridgestone Retail Operations. He holds a Bachelor’s Degree in Management from the University of Phoenix.
Qualifications: Mr. Harmon’s deep experience in competitive and evolving retail environments and in delivering exceptional customer experiences provides him with the qualifications and skills to serve as a director.

2025 Proxy Statement	7

Chadwick (Chad) Hume

Chadwick (Chad) Hume became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Hume joined Roark in 2009 and currently serves as a Principal. Prior to joining Roark, Mr. Hume worked at Houlihan Lokey (an investment bank) and Bank of America (a financial services company). Mr. Hume received a B.B.A. from the Terry College of Business at the University of Georgia. Mr. Hume is a designated director by our Principal Stockholders under the Stockholders Agreement.
Qualifications: Mr. Hume’s experience with his firm’s investments in branded consumer companies, expertise in corporate strategy and organization, and relevant experience in the industry provide him with the qualifications and skills to serve as a director.

Karen Stroup

Karen Stroup became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Ms. Stroup currently serves as the Chief Digital Officer of WEX, Inc. (a payments technology company), where she leads product management, design, data & analytics, and WEX’s customer and digital transformation. Prior to WEX, Ms. Stroup was the Chief Digital Officer at Thomson Reuters (a multinational media conglomerate) from 2019 to 2021, where she led Thomson Reuters’s end-to-end transformation to be a global digital company, leveraging data and shared capabilities to improve Net Promoter Score, grow revenue and improve sales and marketing efficiency. Prior to joining Thomson Reuters, Ms. Stroup has also served as Director, Digital BCG Accelerator for The Boston Consulting Group, Chief Digital Officer at TreeHouse (a home upgrade company) in 2018, as Senior Vice President, The Garage at Capital One Financial Corporation (a bank holding company) from 2016 to 2018, and as Vice President, Product Management at Intuit, Inc. (a financial software company) from 2007 to 2016. Ms. Stroup received a B.B.A. from the University of Notre Dame and an M.B.A. from Dartmouth College.
Qualifications: Ms. Stroup’s experience in leading digital transformations and delivering results leveraging customer-driven innovation provide her with the qualifications and skills to serve as a director.

Peter Swinburn

Peter Swinburn became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Swinburn served as the Chief Executive Officer of Molson Coors (a multinational drink and brewing company) from 2008 to 2014.
He currently serves on the boards of Express Inc. (a specialty retail apparel chain) where he is the Chair of the Compensation and Nominating and Governance Committee. Mr. Swinburn also sits on the boards of Wales Millennium Centre (an arts center), and The Rise (a housing development company) each, a privately-held company. Mr. Swinburn previously served as a director for Cabela’s Inc. (a specialty retailer of outdoor recreation merchandise), from 2015 to 2021, High Level Software Ltd. (a software company), and Fuller Smith & Turner (a brewing company). Mr. Swinburn received a B.Sc. from University of Wales, Cardiff.
Qualifications: Mr. Swinburn’s extensive board experience and significant knowledge and understanding of business development, strategic planning, and consumer brand marketing provide him with the qualifications and skills to serve as a director.

8	2025 Proxy Statement

CORPORATE GOVERNANCE
Information about our Board
The composition of our board of directors is strategically designed to effectively guide our strategy and oversee our operations. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives, and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations.
Our Board of directors currently has 10 members, including six independent members, and is divided into three classes, each serving staggered three-year terms of office, in accordance with our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws (our “Bylaws”). Each director is to hold office until such director’s term expires, their successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Selection of Nominees for our Board of Directors
The evaluation and selection of qualified director nominees is a key aspect of the Nominating and Corporate Governance Committee’s (the “NCGC”) regular evaluation of the composition of, and criteria for membership on, the Board. The NCGC also recommends to our Board of Directors for approval director nominees consistent with such director qualification criteria, applicable law, and the requirements of the Nasdaq Stock Market (“Nasdaq”), and any obligations under our contractual arrangements, including the Stockholders Agreement.
With respect to director nominee procedures, the NCGC utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers, or stockholders, or it may choose to engage a search firm. The NCGC actively seeks to achieve a diversity of professional and personal backgrounds on our board. Additionally, the NCGC selects potential candidates based on their independence, demonstrated leadership ability, and ability to exercise sound judgment. It also takes into account the backgrounds and qualifications of the Board of Directors as a group to provide a significant breadth of experience, knowledge, and abilities that will assist the Board of Directors in fulfilling its responsibilities. Ultimately, the NCGC seeks to recommend to our Board of Directors only those nominees whose specific qualities, experience, and expertise will augment the skills, experiences and qualities on our Board of Directors and whose past experience evidences that they will: (1) dedicate sufficient time, energy, and attention to support the diligent performance of Board of Directors’ duties; (2) comply with the duties and responsibilities of directors set forth in our Bylaws; (3) comply with all duties of care, loyalty, and confidentiality applicable to them as directors; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.
In connection with our IPO, we entered into the Stockholders Agreement (the “Stockholders Agreement”) with the Principal Stockholders, each of which is a related entity of Roark Capital Management, LLC. The Stockholders Agreement provides our Principal Stockholders the right to nominate to our Board of Directors a number of designees equal to: (i) a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 50% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (ii) 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 40% but less than 50% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (iii) 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 30% but less than 40% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (iv) 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 20% but less than 30% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; and (v) 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 5% but less than 20% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors. Pursuant to the Stockholders Agreement, the Principal Stockholders currently have the ability to designate up to five director nominees. Consistent with these rights, the Principal Stockholders have designated Neal Aronson as a Class I director nominee, and have previously designated Michael Thompson, a Class II director, and Chad Hume, a Class III director, as director nominees.
Other than designees nominated pursuant to the Stockholders Agreement described above, the NCGC considers stockholder recommendations of qualified nominees that are submitted in accordance with the procedures for director nominations described in our Bylaws. Each recommendation submitted in this manner must contain the information specified in our Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock and any agreement, arrangement, or understanding with respect to the nomination or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, a stockholder’s notice shall be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding

2025 Proxy Statement	9

year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, then stockholders must provide notice within the time periods specified in our Bylaws. See our Bylaws for additional information regarding stockholder director nominees. Other than the Company’s contractual obligations under the Stockholders Agreement, mentioned above, the NCGC does not have a policy with regard to the consideration of any director candidates recommended by stockholders because the committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates.

Our Board’s Leadership Structure
Our board regularly reviews its leadership structure to confirm that it remains appropriate for the Company as the business grows and the environment in which we operate evolves. As of the date hereof, Mr. Fitzpatrick serves as our President and Chief Executive Officer and Mr. Aronson serves as our Chairman of the Board of Directors. Effective as of May 9, 2025, Mr. Fitzpatrick will step down as our President and Chief Executive Officer and become our Non-Executive Chair of the Board of Directors and Mr. Rivera will become our President and Chief Executive Officer. Our Board of Directors believes that this leadership structure, separating the Chairman and Chief Executive Officer roles, is appropriate for the Company at this time, since it will allow Mr. Rivera to focus on the day-to-day operation of the business, operational leadership, and strategic direction of the Company. At the same time, Mr. Fitzpatrick will be able to support a smooth transition as Mr. Rivera moves into his role and to focus on leadership of the Board of Directors, including calling and presiding over Board meetings, preparing meeting agendas in collaboration with the Chief Executive Officer, and serving as a liaison and supplemental channel of communication between the Board of Directors and the Chief Executive Officer.

Executive Sessions of our Board of Directors
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. Committees of the Board also meet periodically in executive session.

Director Independence
As our Principal Stockholders control more than 50% of our combined voting power, we are considered a controlled company under Nasdaq and the Securities and Exchange Commission (“SEC”) rules. Under the applicable rules and regulations of the SEC and Nasdaq, we are not required to have a majority of independent directors, as such term is defined by the applicable rules and regulations of Nasdaq. Nevertheless, currently six of our ten directors are independent. Our independent directors are Mses. Halligan and Stroup and Messrs. Harmon, Puckett, Swinburn, and Tomás.
Each of our committees is chaired by, and composed solely of, independent directors. Mr. Puckett is the Chair of the Audit Committee, Ms. Halligan is the Chair of the Compensation Committee, and Mr. Swinburn is the Chair of the NCGC.

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Our Board’s Oversight of Risk
Risk oversight is a critical aspect of the Company meeting its strategic objectives.

BOARD OF DIRECTORS

The Board of Directors executes its risk oversight responsibilities through active review and discussion of key risks facing the Company, including strategic risks, and by delegating certain risk oversight responsibilities to its committees, who regularly report back to the Board of Directors

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Oversees the management of financial risks, including accounting and financial reporting processes, internal controls and internal audit functions, the fraud risk assessment program, the enterprise risk management program, and other risk exposures, including data privacy and cybersecurity	Oversees the management of risks relating to the Company's compensation plans and arrangements	Oversees the management of risks related to the Company's corporate governance policies and practices and Board and executive-succession planning

Our Board and its Committees
The committees of our Board of Directors are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board may also establish other committees in the future as it deems necessary. In the past, but not currently, we have availed ourselves of the controlled company exception under the Nasdaq rules, which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board of Directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. We are, however, currently subject to the requirement that we have an audit committee composed entirely of independent members.
If at any time we cease to be a controlled company under the Nasdaq rules, to the extent the Company and its Board and committees are not already compliant with the Nasdaq rules, they will take all action necessary to comply with the applicable rules, including appointing a majority of independent directors to the Board of Directors and establishing certain committees composed entirely of independent directors, subject to a permitted phase-in period.
Committees of our Board of Directors
Our Board of Directors adopted written charters for each of its standing committees, all of which are available in the Governance—Documents & Charters section of our website at https://investors.drivenbrands.com. Committee members and committee chairs are appointed by the Board of Directors. Pursuant to the Stockholders Agreement, the Principal Stockholders have the right to designate members to each committee of our Board of Directors in proportion to their representation on the Board of Directors, except where prohibited by applicable laws or stock exchange regulations, in which case our Principal Stockholders are entitled to appoint observer members of any such restricted committee. Presently, directors designated by the Principal Stockholders do not serve on any committees of the Board.
Audit Committee
Our Audit Committee consists of Rick Puckett, Karen Stroup, and Peter Swinburn. Our Board of Directors determined that Rick Puckett qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K

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and that all Audit Committee members are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the Nasdaq listing standards. The principal duties and responsibilities of our Audit Committee are as follows:
•to recommend to the Board of Directors whether the Company’s annual audited financial statements should be included in our annual report on Form 10-K and prepare the annual audit committee report to be included in our annual proxy statement;
•to oversee and monitor our financial reporting process;
•to oversee and monitor the integrity of our financial statements and internal control system;
•to be directly responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm;
•to oversee the independence of our independent registered public accounting firm;
•to review the activities, organizational structure and qualifications of the internal audit department, review and advise on the selection or removal of the head of internal audit, and annually review and recommend any changes to the internal audit charter;
•to discuss and oversee policies governing how senior management assesses and manages our risk exposure;
•to oversee and monitor our compliance with legal and regulatory matters; and
•to provide regular reports to the Board of Directors.
The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.
Compensation Committee
Our Compensation Committee consists of Cathy Halligan, Damien Harmon, Rick Puckett, Karen Stroup, and Jose Tomás. The principal duties and responsibilities of the Compensation Committee are as follows:
•to review our compensation strategy, philosophy, policies, and programs;
•to annually review and make recommendations to the Board of Directors regarding the corporate goals and objectives relevant to the compensation of the Company’s chief executive officer;
•to annually review and approve the corporate goals and objectives relevant to the compensation of the Company’s executive officers, other than chief executive officer;
•to review and approve our incentive compensation plans, equity-based compensation plans, and retirement plans;
•to administer incentive compensation and equity-related plans;
•to oversee the administration of the Company’s clawback policy;
•to review and discuss with management the Company’s Compensation Discussion and Analysis and related disclosure to be included in the Company’s annual report on Form 10-K and annual proxy statement; and
•to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.
The Compensation Committee has the authority to retain or terminate, at its sole discretion, compensation consultants, independent legal counsel, or other advisors to assist the Compensation Committee in its responsibilities, such as a compensation consultant to assist in the evaluation of employee compensation, and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of the Nasdaq listing rules, subject to any applicable controlled company or other exemption.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Cathy Halligan, Peter Swinburn, and Jose Tomás. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:
•to identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;
•to recommend to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or to fill vacancies on the Board, as well as to recommend directors to serve on the other committees of the Board of Directors;
•to review and make recommendations to our Board of Directors regarding the size, composition and organization of the Board of Directors and its committees;

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•to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
•to develop and recommend to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company;
•to recommend to our Board of Directors the compensation of non-executive directors for their service to the Board and its committees;
•to develop and recommend to our Board of Directors a succession plan for the chief executive officer and other executive officers as deemed necessary from time to time; and
•to oversee the annual evaluation of our Board of Directors and its committees.

Board and Committee Meetings and Attendance
During fiscal year 2024, our Board of Directors held six meetings, our Audit Committee held eight meetings, our Compensation Committee held six meetings, and our Nominating and Corporate Governance Committee held four meetings. All of our directors attended at least 75% of all Board of Directors meetings and 75% of the meetings of the committees on which they served that were held during the period that the director served on the Board and committee. All of our directors then serving attended the annual meeting held in 2024. All of our directors are expected to attend the upcoming Annual Meeting.

Insider Trading Policy
The Company has adopted a Securities Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and other covered persons, as well as Driven Brands itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the exchange listing standards applicable to us. A copy of our Securities Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2024.

Hedging and Pledging Policy
The Company’s Securities Trading Policy prohibits our directors, officers, and other employees, and their designees, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities.
Additionally, the Board of Directors, generally in its discretion, prohibits the Company’s directors, officers, employees, and their household and immediate family from engaging in transactions regarding purchasing, or pledging, the Company’s stock on margin, short sales, buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.

Communicating with our Board of Directors
Any stockholder or other interested party may contact our Board of Directors as a group, our independent directors as a group, or any individual director by sending written correspondence to them in care of our Chief Legal Officer at our principal executive offices at 440 S. Church Street, Suite 700, Charlotte, NC 28202. All communications are reviewed by the Chief Legal Officer and provided to the members of our Board of Directors as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and other routine items and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to directors.

Code of Conduct and Ethics
Our Board of Directors adopted a Code of Conduct and Ethics that applies to all our directors, officers, and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by SEC rules. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent

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with the highest standards of business ethics. Our Code of Conduct and Ethics is supported by underlying policies. The Code of Conduct and Ethics is available under the Governance—Documents & Charters section of our website at https://investors.drivenbrands.com.

Director Compensation
The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 28, 2024.

Name	Fees earned or paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Neal Aronson(2)	—	—	—

Cathy Halligan	101,000	144,775	245,775

Damien Harmon	83,000	144,775	227,775

Chad Hume(2)	—	—	—

Rick Puckett	100,000	144,775	244,775

Karen Stroup	93,000	144,775	237,775

Peter Swinburn	100,000	144,775	244,775

Michael Thompson(2)	—	—	—

Jose Tomás	89,000	144,775	233,775
(1)Amounts set forth in the Stock Awards column represent the grant date fair value of restricted stock units (“RSUs”) granted to certain of our non-employee directors in 2024 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB Topic 718”) based on the closing price of our common stock on the date of grant.
(2)Directors who are affiliated with Roark do not receive any compensation in connection with their service as directors.
The following table shows the number of RSUs outstanding and the total number of stock options outstanding for each non-employee director as of December 28, 2024. Directors who are affiliated with Roark did not hold any outstanding RSUs or stock options as of such date.

Name	Number of Outstanding Restricted Stock Units	Number of Outstanding Stock Options

Cathy Halligan	10,614	18,182

Damien Harmon	10,614	—

Rick Puckett	10,614	34,444

Karen Stroup	10,614	18,182

Peter Swinburn	10,614	31,307

Jose Tomás	10,614	—

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Our Board of Directors has approved and implemented the following director compensation program for each of our non-employee directors. The following table sets forth the cash component of our non-employee director compensation policy (which remained unchanged from our 2023 non-employee director cash compensation program):

Recipient(s)	Annual Cash Retainer ($)

Non-employee directors	75,000

Audit Committee chair	25,000

Audit Committee members (excluding chair)	10,000

Compensation Committee chair	20,000

Compensation Committee members (excluding chair)	8,000

Nominating and Corporate Governance Committee chair	15,000

Nominating and Corporate Governance Committee members (excluding chair)	6,000
In addition to the annual cash retainers set forth above, each of our non-employee directors receives an annual equity award of RSUs. In 2024, the grant date fair value of the RSU grant was approximately $145,000. Annual RSU awards to our non-employee directors generally vest on the first anniversary of the date of grant, subject to such director’s continued service through such date.
In March 2025, the Board of Directors approved increases to the annual cash retainers applicable to committee service as follows:

Recipient(s)	Annual Cash Retainer ($)

Audit Committee chair	30,000

Audit Committee members (excluding chair)	15,000

Compensation Committee chair	25,000

Compensation Committee members (excluding chair)	10,000

Nominating and Corporate Governance Committee chair	20,000

Nominating and Corporate Governance Committee members (excluding chair)	10,000

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Other than compensation arrangements with our named executive officers (“NEOs”) and directors, we describe below each transaction or series of similar transactions, since December 29, 2023 to which we were a party or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors (or director nominees), executive officers, beneficial owners of more than 5% of the Company stock, any immediate family member of the foregoing, and any entity in which any of the foregoing persons is employed, or is a partner or principal or in which that person has a 10% or greater beneficial ownership interest) had, has, or will have a direct or indirect material interest.
Compensation arrangements with our NEOs and directors are described in the sections entitled “Executive Compensation” and “Corporate Governance—Director Compensation,” respectively.

Policies and Procedures for Related Person Transactions
We have adopted a written Related Person Transaction Policy (the “RPT Policy”), which sets forth our policy with respect to the review, approval, ratification, and disclosure of all related person transactions by our Audit Committee. In accordance with the RPT Policy, our Audit Committee has overall responsibility for implementation of and compliance with the RPT Policy.
For purposes of the RPT Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeded, exceeds, or will exceed $120,000 and in which any related person (as defined in the policy) had, has, or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Audit Committee.
The RPT Policy requires that notice of a proposed related person transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the RPT Policy, our Audit Committee will be permitted to approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event we become aware of a related person transaction that has not been previously reviewed, approved, or ratified under the RPT Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind, or terminate the related person transaction.
The RPT Policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
Related Person Transactions
Stockholders Agreement
On June 5, 2024, we amended the Stockholders Agreement that we entered into with the Principal Stockholders in connection with our IPO, on January 15, 2021. The Amended and Restated Stockholders Agreement contains certain rights for the Principal Stockholders with respect to the composition of our Board of Directors. Under the Stockholders Agreement, the Principal Stockholders have the right to designate as nominees a certain percentage of director nominees for election to our Board of Directors based on their beneficial ownership. See the “Corporate Governance—Information about our Board” section of this Proxy Statement for additional information.
Registration Rights Agreement
In connection with the completion of the IPO, we entered into a registration rights agreement with Driven Equity LLC and RC IV Cayman ICW Holdings LLC on January 20, 2021. On December 29, 2021, we entered into joinder agreements to the registration rights agreement with Driven Equity Sub LLC and RC IV Cayman ICW Holdings Sub LLC. Consequently, these entities became transferees of registrable securities under the registration rights agreement.

16	2025 Proxy Statement

The registration rights agreement granted our Principal Stockholders and certain of their affiliates the right to cause us to register shares of our common stock held by it under the Securities Act of 1933, as amended (the “Securities Act”) and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of our Principal Stockholders are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of our Principal Stockholders and members of management participating in any offering against certain liabilities which may arise under the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to us.
Income Tax Receivable Agreement
We entered into an income tax receivable agreement on January 16, 2021 pursuant to which certain current and prior stockholders, including our Principal Stockholders, and our senior management team, have the right to receive payment by us of 85% of the amount of cash savings, if any, in U.S. and Canadian federal, state, local, and provincial income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of a change of control and certain subsidiary dispositions, as discussed below) as a result of the realization of Pre-IPO and IPO-Related Tax Benefits. The “Pre-IPO and IPO-Related Tax Benefits,” include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we have in our and our subsidiaries’ intangible assets, (ii) the utilization of certain of our and our subsidiaries’ U.S. federal and Canadian federal and provincial net operating losses, non-capital losses, disallowed interest expense carryforwards, and tax credits, if any, attributable to periods prior to the IPO, (iii) deductions in respect of debt issuance costs associated with certain of our and our subsidiaries’ financing arrangements, and (iv) deductions in respect of our and our subsidiaries’ offering-related expenses.
For purposes of the income tax receivable agreement, cash savings in income tax will be computed by reference to the reduction in the liability for income taxes resulting from the Pre-IPO and IPO-Related Tax Benefits. The term of the income tax receivable agreement commenced upon consummation of IPO and will continue until all relevant Pre-IPO and IPO-Related Tax Benefits have been utilized, accelerated, or expired.
Our counterparties under the income tax receivable agreement will not reimburse us for any payments previously made if such Pre-IPO and IPO-Related Tax Benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the income tax receivable agreement that are greater than our and our subsidiaries’ actual cash tax savings.
While the actual amount and timing of any payments under the income tax receivable agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our and our subsidiaries’ use of the Pre-IPO and IPO-Related Tax Benefits, we expect that during the term of the income tax receivable agreement, the payments that we may make could be material. We made payments in the aggregate amount of $38 million under the income tax receivable agreement in 2024 related to FY23, a portion of this amount having now been determined to be pre-payment of TRA liabilities relating to the Company's FY24 normal operations.
Assuming no material changes in the relevant tax law and that we and our subsidiaries earn sufficient taxable income to realize the full Pre-IPO and IPO-Related Tax Benefits, we estimated an income tax receivable liability of $23 million for FY24 (payable in FY25) and a future non-current income tax receivable liability of $111 million payable in FY26 or later. Any future changes in the realizability of the Pre-IPO and IPO-Related Tax Benefits will impact the amount that will be paid under the income tax receivable agreement.
If we undergo a change of control, payments under the income tax receivable agreement for each taxable year after such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Pre-IPO and IPO-Related Tax Benefits. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a change of control, we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement attributable to the Pre-IPO and IPO-Related Tax Benefits of such subsidiary that is sold or disposed of, applying the assumptions described above.
The income tax receivable agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the income tax receivable agreement will be accelerated and will become due and payable and we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement, applying the same assumptions described above. Such payments could be substantial and could exceed our and our subsidiaries’ actual cash tax savings from the Pre-IPO and IPO-Related Tax Benefits.
Because we are a holding company with no operations of our own, our ability to make payments under the income tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements may

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restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the income tax receivable agreement. To the extent that we are unable to make payments under the income tax receivable agreement because of restrictions under our outstanding indebtedness, such payments will be deferred and will generally accrue interest at a rate of the Secured Overnight Financing Rate (“SOFR”) plus 1.00% per annum until paid. To the extent that we are unable to make payments under the income tax receivable agreement for any other reason, such payments will generally accrue interest at a rate of SOFR plus 5.00% per annum until paid.
Divisions Maintenance Group
Following the completion of a bidding process, we entered into an agreement and have made payments for facilities maintenance services in the aggregate amount of approximately $4 million during the year ended December 28, 2024 to Divisions Maintenance Group, an entity owned by affiliates of Roark Capital Management, LLC, which is related to our Principal Stockholders. The agreement was reviewed and approved by the Audit Committee of the Company’s Board of Directors in accordance with our Related Person Transactions Policy.

18	2025 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 7, 2025 unless otherwise noted below for the following:
•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;
•each of our NEOs;
•each of our directors and director nominees; and
•all of our executive officers, directors, and director nominees as a group.
The percentage of ownership is based on 164,274,617 shares of common stock outstanding as of April 7, 2025.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities or have the right to acquire such powers within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned Membership

	Number	Percent

5% Stockholders

Roark Entities(1)	101,591,523	61.8%

NEOs and Directors

Jonathan Fitzpatrick(2)	4,007,460	2.4%

Michael Diamond	—	*

Daniel Rivera(3)	763,236	*

Scott O’Melia(4)	473,256	*

Michael Beland	4,659	*

Gary Ferrera	—	*

Neal Aronson(1)	—	—

Michael Thompson	—	—

Chad Hume	—	—

Cathy Halligan(5)	35,973	*

Damien Harmon	10,614	—

Rick Puckett(6)	180,117	*

Karen Stroup(5)	42,815	*

Peter Swinburn(7)	259,864	*

Jose Tomás	19,508	*

All directors and executive officers as a group (13 persons)(8)	5,793,718	3.5%
*Represents less than 1%.
(1)Information regarding the beneficial ownership of the Principal Stockholders is based on the Schedule 13G/A filed with the SEC on November 12, 2024. Driven Equity Sub LLC directly owns 68,832,571 shares of common stock and RC IV Cayman ICW Holdings Sub LLC directly owns 32,758,952 shares of common stock.

Driven Equity Sub LLC, a Delaware limited liability company, is controlled by Driven Equity LLC, a Delaware limited liability company. Driven Equity LLC is controlled by RC Driven Holdco LLC, a Delaware limited liability company. RC Driven Holdco LLC is controlled by RC III Portfolio Holdings LP, a Cayman Islands exempted limited partnership, which is in turn controlled by its general partner, Roark Capital GenPar III Cayman AIV Sub LLC, a Cayman Islands limited liability company. Roark Capital GenPar III Cayman AIV Sub LLC is controlled by Roark Capital GenPar III LLC, a Delaware limited liability

2025 Proxy Statement	19

company. Roark Capital GenPar III LLC is controlled by its managing member, Neal K. Aronson. Each of Driven Equity LLC, RC Driven Holdco LLC, RC III Portfolio Holdings LP, Roark Capital GenPar III Cayman AIV Sub LLC, Roark Capital GenPar III LLC, and Mr. Aronson may be deemed to have voting and dispositive power with respect to the common stock directly owned by Driven Equity Sub LLC and therefore be deemed to be the beneficial owner of the common stock held by that entity, but each disclaim beneficial ownership of such common stock.

RC IV Cayman ICW Holdings Sub LLC, a Delaware limited liability company, is controlled by RC IV Cayman ICW Holdings LLC, a Cayman Islands limited liability company. RC IV Cayman ICW Holdings LLC is controlled by RC IV Cayman ICW Equity LLC, a Cayman Islands limited liability company. RC IV Cayman ICW Equity LLC is controlled by Roark Capital Partners IV Cayman AIV LP, a Cayman Islands exempted limited partnership, which is in turn controlled by its general partner, Roark Capital GenPar IV Cayman AIV LP, a Cayman Islands exempted limited partnership. Roark Capital GenPar IV Cayman AIV LP is controlled by its general partner, Roark Capital GenPar IV Cayman AIV Ltd., an exempted company incorporated in the Cayman Islands with limited liability. Each of RC IV Cayman ICW Holdings LLC, RC IV Cayman ICW Equity LLC, Roark Capital Partners IV Cayman AIV LP, Roark Capital GenPar IV Cayman AIV LP, and Roark Capital GenPar IV Cayman AIV Ltd. may be deemed to have voting and dispositive power with respect to the common stock directly owned by RC IV Cayman ICW Holdings Sub LLC and therefore be deemed to be the beneficial owner of the common stock held by that entity, but each disclaim beneficial ownership of such common stock.

The Principal Stockholders are a “group” for purposes of Section 13(d) of the Exchange Act and each of the Principal Stockholders may be deemed to beneficially own the shares of common stock held by the other Principal Stockholder. The principal business address of each of the entities and persons identified in this paragraph is c/o Roark Capital Management, LLC, 1180 Peachtree Street, Suite 2500, Atlanta, GA, 30309.
(2)Includes options to purchase 1,627,289 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.
(3)Includes options to purchase 268,421 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.
(4)Includes options to purchase 367,275 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.
(5)Includes vested options to purchase 18,182 shares of common stock.
(6)Includes vested options to purchase 34,444 shares of common stock.
(7)Includes vested options to purchase 31,307 shares of common stock.
(8)Includes options to purchase 2,365,100 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

20	2025 Proxy Statement

HUMAN CAPITAL MANAGEMENT
Our Workforce
As of December 28, 2024, we employed approximately 10,700 full-time employees, including approximately 8,800 employees at company-operated locations. Our team members are a key competitive advantage that is critical to the delivery of our strategic growth plans and exceptional business results that benefit our stockholders. We have built a culture that values openness, results, and boldness, where our team members are encouraged to take calculated risks, overcome challenges others may shy away from, and achieve great things. We embrace our employees' varied backgrounds, skills, and perspectives, allowing us to foster greater innovation and deliver a superior experience for the communities that we serve.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain, and motivate our employees, executive officers, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. We strive for exceptional performance and results, which is why meritocracy is one of our core values.
Succession Planning
The NCGC periodically reviews the Company’s CEO succession plan, including the identification of any qualified internal candidates along with the process by which the Company would identify external candidates. The NCGC reports on succession planning to the Board at least annually. The NCGC's work on succession planning over the past several years facilitated the CEO transition announced in February 2025, when the Board of Directors appointed Daniel Rivera to succeed Mr. Fitzpatrick as the Company's President and CEO, effective as of May 9, 2025. Mr. Fitzpatrick will remain on the Board and assume the role of Non-Executive Chair of the Board of directors and serve as a Senior Advisor to Mr. Rivera to promote a seamless transition.

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PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, the below resolution will be presented at the Annual Meeting asking our stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, and the related compensation tables, notes, and narrative in this Proxy Statement for the Company’s Annual Meeting.
As set forth in the CD&A below, the Company has designed its compensation programs to: (i) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (ii) attract and retain executives with the experience necessary to achieve our business goals, and (iii) align executives’ interests with those of our stockholders and to encourage the creation of long-term value. Although the vote to approve executive compensation is purely advisory and non-binding, the Compensation Committee and Board of Directors value the opinions of our stockholders and will consider the results of the vote in determining the compensation of the NEOs and in designing the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:
“RESOLVED, that the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2025 Annual Meeting of Stockholders is hereby APPROVED.”
We currently hold an annual advisory vote to approve the compensation of our NEOs. Accordingly, unless such policy is changed, the next such vote following the Annual Meeting is expected to be held at our 2026 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs.

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EXECUTIVE COMPENSATION

Compensation Discussion & Analysis
The following CD&A provides information regarding the objectives and elements of our executive compensation philosophy, practices, and programs with respect to the compensation of our NEOs. The following should be read together with the compensation tables and related disclosures set forth below.
This CD&A details the continued evolution of our executive compensation program since we became a publicly-traded company in January 2021. We have established a number of policies and practices to support our compensation philosophy, improve our compensation governance, and drive performance that align executives’ and stockholders’ interests.
Our NEOs for the fiscal year ended December 28, 2024, were:

Name	Title

Jonathan Fitzpatrick(1)	President and Chief Executive Officer

Michael F. Diamond(2)	Executive Vice President and Chief Financial Officer

Daniel R. Rivera(1)	Executive Vice President and Chief Operating Officer

Scott O’Melia	Executive Vice President and Chief Legal Officer

Gary W. Ferrera(3)	Former Executive Vice President and Chief Financial Officer

Michael Beland(4)	Former Senior Vice President and Interim Principal Financial Officer, Former Chief Accounting Officer
(1)As previously announced, Mr. Fitzpatrick has notified the Company of his intent to step down as President and CEO and terminate his employment effective as of May 9, 2025, and Mr. Rivera has been appointed to serve as President and CEO effective as of such date. Mr. Fitzpatrick will serve thereafter as Non-Executive Chair of the Board of Directors and a Senior Advisor to Mr. Rivera. See the "CEO Transition" section below for additional information.
(2)Mr. Diamond joined Driven Brands and was appointed as our Chief Financial Officer in August 2024.
(3)Mr. Ferrera served as our Chief Financial Officer until his resignation in May 2024. Because Mr. Ferrera voluntarily resigned, he did not receive any severance payments or equity award accelerations and forfeited his 2024 ABP and 2024 annual equity awards.
(4)Mr. Beland served as our Interim Principal Financial Officer from May 2024 through the appointment of Mr. Diamond in August 2024. Following Mr. Diamond's appointment, Mr. Beland continued to serve as our Chief Accounting Officer until his resignation in January 2025. Because Mr. Beland voluntarily resigned, he did not receive any severance payments or equity award accelerations and forfeited his 2024 ABP and 2024 annual equity awards.

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Executive Summary

Fiscal 2024 Financial Performance Highlights

Revenue	Same Store Sales Growth

+2% YoY	+1% YoY

Adjusted EBITDA(1)

+7% YoY

(1)Please refer to Exhibit A of this Proxy Statement for a reconciliation of Non-GAAP financial measures.

Executive Compensation Philosophy

WE ARE GUIDED BY THE THREE PRINCIPLES OF OUR EXECUTIVE COMPENSATION PHILOSOPHY	Pay for Performance

Attract, Retain, and Promote Talent

Align Executives’ Interests with the Interests of Stockholders

The success of our business and value creation for our stockholders depends on the continued contributions of all our employees, including key executives and senior management. We have designed our executive compensation program to (i) align executives’ compensation with Company performance through targets and metrics that incentivize the production of sustainable and profitable long-term growth; (ii) attract, retain, and promote talent with competitive compensation, including an appropriate balance of fixed and variable compensation; and (iii) align executives’ interest with the interests of our stockholders through long-term equity incentive awards that primarily vest based on the Company’s performance over a three-year performance period.

Overview of Executive Compensation
The Company’s executive compensation program consists of three primary elements: (1) Base Salary; (2) Annual Cash Incentive; and (3) Long-Term Equity Incentives composed of Performance-based Restricted Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”). Other than the base salary, the amount of compensation realized by the NEOs depends

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predominantly on the Company’s achievement of specified strategic goals and metrics and the appreciation of our stock price. For more information regarding each element, see “Elements of Executive Compensation” below.

Compensation Element	Description	Objectives

Base Salary	Annual fixed compensation
•To target a competitive level of fixed compensation to attract and retain top talent with the experience, skills, and abilities critical to our long-term success
•To reward sustained success in meeting or exceeding key corporate or business objectives through performance-based salary increases

Annual Cash Incentive	Performance-based cash award based on the Company’s achievement of certain strategic metrics
•To recognize individuals based upon their contributions to goals and objectives aligned to the delivery of key strategic priorities
•To drive Company performance towards achievement of key strategic goals that are aligned with the interests of stockholders

Long-Term Equity Incentives	PSUs: Cliff vest at the end of a three-year performance period based on achievement against pre-established cumulative adjusted EBITDA goals and relative total stockholder return (“TSR”) performance
•To reward for achievement of superior long-term performance (both absolute and relative) that is aligned with the interests of stockholders
•To support focus on long-term, sustainable performance and to drive retention of key talent

	RSUs: Vest ratably over three years, assuming continued employment	•To retain executives and directly align their interests with those of stockholders

Target 2024 Compensation Mix for our CEO and Other NEOs
The Company’s executive compensation program places a majority of our NEOs’ compensation at-risk based on Company performance. The following shows the mix of our CEO’s and the average of our other NEOs’ 2024 target compensation, consisting of their 2024 base salary, target 2024 annual cash bonus, and target value of annual long-term equity incentives granted in 2024 (“Target Compensation”). As indicated below, pursuant to our philosophy of aligning pay with performance, 77% of our NEOs’ Target Compensation, and 87% of our CEO's Target Compensation, is at-risk.

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(1)Excludes the one-time equity awards for Messrs. Diamond and O'Melia and the Target Compensation for Messrs. Beland and Ferrera because Mr. Ferrera's employment terminated in 2024, Mr. Beland did not receive additional compensation for his service as Interim Principal Financial Officer and Mr. Diamond's annual bonus and 2024 long-term incentive grant were provided as negotiated under his letter agreement.

Compensation Best Practices

Over 75% of 2024 Target Compensation is at-risk

Fully independent Compensation Committee

Robust Stock Ownership Guidelines

Regularly engage with investors regarding the executive compensation program

Use a mix of pre-established relative and absolute performance metrics

Provide minimal perquisites

Prohibit repricing underwater options

Prohibit our NEOs from engaging in short sales, hedging transactions, or other speculative trading of our securities

Prohibit excise tax gross-up payments

Mitigate undue risk through caps on performance-based payments and active engagement and oversight of compensation program by the Compensation Committee

Clawback provisions apply in the event of accounting restatements and instances of fraud or violation of restrictive covenants and cover both time-and performance-based awards

Compensation Committee engagement of an independent compensation consulting firm
Process for Determining Executive Compensation
Our Compensation Committee is responsible for determining and recommending to the Board for approval the compensation of our CEO and for approval of the compensation for our other executive officers. Our Compensation Committee reviews with management the Company’s compensation philosophy, objectives, and targets. Our CEO works closely with our Compensation Committee in managing our executive compensation program and attends meetings of our Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with our Compensation Committee or our Board regarding his own compensation.
Our Compensation Committee has retained Meridian Compensation Partners (“Meridian”) as its independent executive compensation advisor to support our Compensation Committee as our executive compensation program continues to mature. After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the Compensation Committee concluded that there are no conflicts of interest with respect to the engagement of Meridian by the Compensation Committee.

Meridian assisted the Compensation Committee in reviewing the peer group that it would use for benchmarking purposes related to 2024 executive compensation determinations. After considering multiple factors, including annual revenue,

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system-wide sales, market capitalization, EBITDA, franchise focus, and historical and projected growth rates, our Compensation Committee approved the peer group set forth below, which remained the same as the peer group used for 2023. The Compensation Committee believes that Driven Brands’ positioning between the 25th and 50th percentiles of the peer group for annual revenue, and closer to the 50th percentile for system-wide sales, makes the peer group a good basis for compensation benchmarking.

Peer Group used for 2024 Compensation Decisions

Academy Sports and Outdoors	Domino’s Pizza	Papa John’s International	Valvoline

Avis Budget Group	Five Below	Planet Fitness	Williams-Sonoma

Bloomin’ Brands	Floor & Décor Holdings	Restaurant Brands International	Wyndham Hotels & Resorts

Choice Hotels International	Hertz Global Holdings	Texas Roadhouse

Dick’s Sporting Goods	Jack in the Box	The Wendy’s Co.

Say on Pay, Response to Stockholder Feedback, and Stockholder Outreach
The Compensation Committee and the Board value the input of our stockholders. Driven Brands is dedicated to maintaining robust engagement with our stockholders, through the active involvement of our senior management and investor relations teams. In Fiscal Year 2024, we conducted approximately 200 meetings with current stockholders and potential investors, underscoring our commitment to engaging in thorough discussions about governance, Company performance, strategic initiatives, and the Company’s future direction.

At our 2024 Annual Meeting, approximately 78% of the votes cast voted in favor of our NEO compensation program. Based on feedback received from stockholders during our stockholder engagement efforts, the Company believes that the decline in support for our executive compensation program was primarily driven by the conversion of certain pre-IPO equity awards from performance-based vesting to time-based vesting in October 2023, which inflated compensation figures in the Summary Compensation Table. Given the strong historic support of our stockholders for our executive compensation program, and the one-time nature of such pre-IPO award adjustments, we did not make significant changes to our executive compensation program as a result of such vote.
The Board of Directors and our senior management team continue to value the input and feedback we receive from our stockholders regarding our company’s strategies, operations, and corporate governance practices. We believe fostering an open and mutually beneficial dialogue with our investors is essential. This approach not only improves transparency for our stockholders but also enables both our Board and management team to make decisions that are well-informed and aligned with the interests and concerns of our stockholders.
Elements of Executive Compensation
As noted above, our compensation program consists of three main elements: base salary, annual cash incentives, and equity-based long-term incentives. We also provide various benefit and retirement programs.
Base Salary
NEOs receive a base salary to compensate them for services provided to the Company. Base salary provides a fixed component of compensation and is intended to reflect numerous factors, such as the nature of the role and the experience and performance of the individual. The Compensation Committee sets and adjusts the base salaries of our executive officers, including our NEOs, as it deems appropriate. Mr. O'Melia's base salary increased from $475,000 to $525,000 during 2024 in recognition of his promotion to Chief Legal Officer and Mr. Beland received a 2% increase in his base salary prior to

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his appointment as Interim Principal Financial Officer as a part of our standard employee compensation review process in February 2024. The Compensation Committee did not increase the base salary for any of our other NEOs in 2024.

Name	2024 Base Salary ($)

Jonathan Fitzpatrick	1,000,000

Michael F. Diamond	700,000

Daniel R. Rivera(1)	575,000

Scott O’Melia(2)	525,000

Gary W. Ferrera(3)	675,000

Michael Beland(4)	336,600

(1)In connection with his promotion to President and CEO effective May 9, 2025, Mr. Rivera’s base salary will increase to $800,000. For additional information, see “CEO Transition” below.
(2)In connection with Mr. O'Melia’s promotion in August 2024, Mr. O'Melia's annual base salary was increased from $475,000 to $525,000. In March 2025, the Compensation Committee increased Mr. O'Melia's annual base salary from $525,000 to $600,000 in recognition of his contributions to and leadership on various strategic projects.
(3)Mr. Ferrera resigned in May 2024 and the amount shown reflects his annual base salary as in effect prior to termination.
(4)Mr. Beland resigned in January 2025.
Annual Incentive Compensation
During fiscal year 2024, our NEOs were eligible to participate in our annual performance-based cash bonus plan (“ABP”). The 2024 annual target bonus (as a percentage of base salary) for each of our NEOs under the ABP are set forth below. Mr. O'Melia's target bonus was increased from 75% to 100% during 2024 in connection with his promotion to Chief Legal Officer, and in recognition of his contributions and to promote internal pay equity. The Compensation Committee did not increase the target bonus (as a percentage of base salary) for any of our other NEOs in 2024.

Name	2024 Target Bonus (% of Base Salary)

Jonathan Fitzpatrick	150%

Michael F. Diamond(1)	100%

Daniel R. Rivera(2)	100%

Scott O’Melia	100%

Gary W. Ferrera(3)	100%

Michael Beland(3)	50%

(1)Mr. Diamond’s target bonus was set in connection with his appointment. Pursuant to the terms of his letter agreement, Mr. Diamond’s 2024 ABP was paid at 50% of his ABP target.
(2)In connection with his promotion to President and CEO, Mr. Rivera’s 2025 ABP target was increased to 150%. For additional information, see “CEO Transition” below.
(3)Messrs. Ferrera's and Beland's 2024 ABP were forfeited in their entirety upon their respective resignations.
The ABP is a critical component of the executive compensation program, reinforces the Company’s goals and strategic initiatives, and rewards executives for Company and business unit performance, as applicable. The Compensation Committee discusses potential metrics used to determine the amount of bonus payable to each NEO and selects and weights metrics that capture the major levers that drive our growth and financial success and reflect our key performance indicators for the applicable year. The Compensation Committee removed net unit growth as a metric for the 2024 ABP and increased the weighting of the Adjusted EBITDA metric to reflect the Company's strategic initiatives. The Company does not disclose the specific targets for each of the metrics due to the risk of competitive harm, but the target for each metric meets or exceeds the financial guidance that the Company provides to investors. The target for each metric is set to reward only exceptional performance and requires year-over-year improvement for most metrics. In mid-2024, the Compensation Committee adjusted the threshold and target levels initially set for the metrics down to align with updated industry expectations. In connection with such adjustments, to maintain our pay for performance philosophy, the Compensation Committee (i) raised the performance required to achieve a threshold payout for the Adjusted EBITDA metric from 95% to 97% of target performance, (ii) reduced the threshold payout level for all components of the bonus to 50% of target, and (iii)

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capped any potential payout of the 2024 ABP at the target payout.
The following metrics, weightings, and payout scales applied to the 2024 ABP:

	Weight	Threshold Performance (Percentage of Target)	Target Performance (Percentage of Target)	Max Performance (Percentage of Target)

Payout (% of target)		50%	100%	N/A

Adjusted EBITDA(1)	75%	97%	100%	N/A

Revenue	10%	95%	100%	N/A
Same-Store Sales	15%	50%
(1)“Adjusted EBITDA” represents earnings before interest expense, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, equity compensation, loss on debt extinguishment, and certain non-recurring, non-core, infrequent, or unusual charges. Please refer to Exhibit A of this Proxy Statement for a reconciliation of Non-GAAP financial measures.
In addition to the noted metrics, the overall bonus payout was subject to a 20% reduction if a material weakness in internal controls was reported in the Company’s Annual Report on Form 10-K for the 2024 fiscal year. The Board also reserves the right to adjust individual payouts based on extraordinary performance or event(s).
In 2024, the performance for both of the Company’s Adjusted EBITDA and Same Store Sales metrics were between threshold and target performance. The Company’s Revenue exceeded the target performance level, but the payout for this metric was capped at target. Based on the Company’s performance, the resulting payout percentage for Messrs. Fitzpatrick, Rivera, and O’Melia was approximately 75% of their respective bonus targets. Mr. Diamond’s 2024 ABP was paid out at 50% of his target bonus in accordance with the terms of his offer letter, which the Compensation Committee determined was appropriate to induce Mr. Diamond to join Driven Brands. Mr. Ferrera and Mr. Beland did not receive any 2024 ABP award due to their resignations.

The final 2024 ABP awards for each NEO were paid in the first quarter of 2025 and are included in the Summary Compensation Table as follows:

Name(1)	Payout % (of Target)	Payout $

Jonathan Fitzpatrick	75%	1,119,000

Daniel R. Rivera	75%	428,950

Scott O'Melia	75%	391,650

Gary W. Ferrera	0%	0

Michael Beland	0%	0

(1)Mr. Diamond is excluded from this table because his target bonus was set in connection with his appointment as our Chief Financial Officer. Pursuant to the terms of his letter agreement, Mr. Diamond’s 2024 ABP was paid at 50% of his ABP target, or $350,000.
O'Melia Bonus
As noted above, Mr. O’Melia was promoted to Chief Legal Officer during 2024. In connection with such promotion and in recognition of his responsibilities and significant contributions to the management team transitions and various strategic transactions, the Compensation Committee granted Mr. O’Melia a one-time cash bonus equal to $500,000, one-third of which was payable upon the closing of the sale of the Company's Canadian distribution business, which was paid in August 2024, and two-thirds of which is payable upon the closing of the sale of the United States Car Wash business.

Beland Retention Bonus

In May 2023, the Company agreed to pay Mr. Beland a retention bonus of $65,000 if he remained with the Company through the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2023. Mr. Beland received this retention bonus in March 2024.

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Long-Term Incentive Compensation—Equity
We believe that long-term equity compensation is important to assure that the interests of our executives are aligned with those of our stockholders, thus promoting value-creation for our executives and our stockholders. We provide equity-based incentive compensation to our NEOs because it links our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such officers have a continuing stake in our long-term success. Accordingly, in 2024, the Company granted long-term equity incentive (“LTI”) awards to our NEOs.
Pursuant to the 2024 NEO LTI program, the Company granted both RSUs and PSUs. The RSUs comprised 1/3rd of the target award value and the PSUs comprised 2/3rd of the target award value. Of the PSUs granted, 60% vest based on the Company’s cumulative Adjusted EBITDA for the three fiscal years in the performance period and 40% vest based on the Company’s relative TSR over the performance period. The performance period for the 2024 PSUs is the three fiscal years from 2024 through 2026 (“Performance Period”).
The following table sets forth the key provisions of the 2024 annual LTI awards.

2024 Long-term Incentive Compensation

Vehicle	Vesting Criteria	Objective	Key Design Features

RSUs (33% of award value)	Ratably over three years	•Alignment with shareholders •Retention of executive officers	•Value driven by our stock price performance

PSUs (67% of award value)	Cumulative Adjusted EBITDA over the Performance Period (60% of PSUs)	•Incentivize delivery of long-term strategy	•0-200% of the units vest based on the Company’s financial performance against a pre-set target

	Relative TSR against constituents of S&P 400 MidCap Index over the Performance Period (40% of PSUs)	•Incentivize relative stock price outperformance •Align with experience of shareholders	•0-200% of units vest based on the Company’s relative TSR

The number of PSUs that vest following the Performance Period is determined based on the following performance scales. The Company does not disclose its target Cumulative Adjusted EBITDA for fiscal years 2024–2026 due to the risk of competitive harm, but the target is set at a level that meets or exceeds the publicly issued guidance provided by the Company and is subject to adjustment to account for significant transactions that impact cumulative Adjusted EBITDA and were not contemplated when the initial goal was set.

2024 PSU Metrics and Weightings

Metric	Weight	Threshold	Target	Max

Payout (% of target)		50%	100%	200%

Cumulative Adjusted EBITDA	60%	90% of target	100% of target	110% of target

Relative TSR(1)	40%	25th percentile	50th percentile	75th percentile

(1)Performance relative to the S&P MidCap 400 Index constituents at the beginning of the Performance Period.
2024 Target LTI Award Values
The following table sets forth the target award values for each of our NEOs (other than Mr. Diamond, whose 2024 LTI awards are described below) in 2024. Mr. O'Melia's target award was increased during 2024 in recognition of his contributions and to promote internal pay equity. The Compensation Committee did not increase the target award value for

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any of our other NEOs in 2024:

Name	Target Value ($)

Jonathan Fitzpatrick	5,000,000

Daniel R. Rivera	1,437,500

Scott O’Melia	1,187,500

Gary W. Ferrera(1)	1,687,500

Michael Beland(1)	165,000

(1)Messrs. Beland's and Ferrera's 2024 annual LTI awards were forfeited upon their respective resignations.
The number of RSUs and PSUs granted to the NEOs was determined by dividing the target values above by the average of the closing price of the Company’s stock for the 10 trading days prior to the grant date, which in 2024 was $13.66. For the number of RSUs and target PSUs granted and the accounting grant date fair value of such awards, see the “2024 Grants of Plan-Based Awards Table.”
Diamond Awards
As noted above, Mr. Diamond was appointed as our Chief Financial Officer in August 2024. Because Mr. Diamond’s appointment occurred after the grant of our annual 2024 LTI awards to our other NEOs, in connection with his appointment, Mr. Diamond received (i) a one-time cash sign-on bonus of $200,000, which is subject to repayment if Mr. Diamond voluntarily leaves the Company prior to July 29, 2025; (ii) a one-time grant of RSUs with a value of approximately $1.75 million which will vest ratably on the first three anniversaries of the date of grant; and (iii) a one-time grant of PSUs with a value of approximately $1.75 million that will vest based on the same performance metrics as our 2024 annual PSUs described above and over the same 2024-2026 performance period. Beginning with the fiscal 2025 annual LTI awards, Mr. Diamond will be eligible to receive equity awards with a target value of 250% of his base salary.

O'Melia Award

As noted above, Mr. O’Melia was promoted to Chief Legal Officer during 2024. In connection with such promotion and in recognition of his responsibilities and significant contributions to the management team transitions and various strategic transactions, the Compensation Committee granted Mr. O’Melia a one-time grant of RSUs with a target value of $3 million which vest annually over three years.

2022 PSU Payouts

The PSUs previously granted to Messrs. Fitzpatrick, Rivera, O'Melia and Beland in 2022 were similar in structure to the 2024 PSUs and eligible to vest based on the achievement of Cumulative Adjusted EBITDA (weighted 60%) and Relative TSR as compared to the constituents of the S&P 400 Midcap Index (weighted 40%) over a three-year performance period which ended on December 28, 2024. No payout is earned for performance below the threshold performance level for each metric, while performance at the threshold performance level would result in 50% of the target PSUs vesting, and performance at the maximum performance level would result in 200% of the target PSUs vesting. Following the end of the performance period and in accordance with the PSU award agreement, the Compensation Committee increased the Cumulative Adjusted EBITDA target to account for strategic transactions that took place during the performance period. In February 2025, the Compensation Committee certified the final achievement against each metric, which resulted in an aggregate payout at 39% of target, or 35,983 shares for Mr. Fitzpatrick, 8,636 shares for Mr. Rivera, 9,116 shares for Mr. O’Melia, and 1,980 shares for Mr. Beland. The Cumulative Adjusted EBITDA metric was achieved at 93% of target, resulting in a 65% payout for that metric. The Relative TSR metric did not meet threshold performance, resulting in a 0% payout for that metric. Mr. Diamond joined the company in 2024 and, thus, did not receive an award of 2022 PSUs.
Initial Public Offering Equity Awards
Prior to our initial public offering (“IPO”), each of our NEOs (other than Messrs. Beland, Diamond, and Ferrera) was granted profits interests (i.e., Class B Common Units (“Class B Units”)) in Driven Investor LLC. In connection with our IPO, the Class B Units were exchanged for an economically equivalent number of vested shares of our common stock and unvested shares of restricted stock (the “Distributed Shares”) and stock options with an exercise price of $22.00 per share, to acquire shares of our common stock (the “Top-Up Options”). A portion of the Distributed Shares and the Top-Up Options was granted subject to time-based vesting. The remainder was granted subject to vesting criteria based on the Principal Stockholders’ internal return and ownership percentage, which were subsequently amended to instead vest in full on April 30, 2025,

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subject to the applicable holder’s continuous service with the Company through the vesting date (the “Converted Distributed Shares” and “Converted Top-Up Options”).

CEO Transition

On February 24, 2025, Mr. Fitzpatrick informed the Company of his intent to step down as President and CEO effective May 9, 2025 (the “CEO Transition Date”) and terminate his employment with the Company. Following such termination, Mr. Fitzpatrick will remain on the Board of Directors as Non-Executive Chair. Consistent with the Company’s succession plan developed over several years, the Board appointed Mr. Rivera to serve as President and CEO, effective as of the CEO Transition Date. To facilitate the transition and enable continuity, Mr. Fitzpatrick has agreed to serve as a Senior Advisor to Mr. Rivera from the CEO Transition Date through the end of the 2025 fiscal year, and Mr. Fitzpatrick will receive a total of $750,000 in cash fees as compensation for such advisory services. Mr. Fitzpatrick will not receive any severance in connection with his termination. As a non-employee director, Mr. Fitzpatrick will be eligible to receive compensation as described in the “Director Compensation” section above as well as an additional cash retainer of $125,000 and an additional grant of RSUs with a target value of $55,000 for his service as Non-Executive Chair.
In connection with Mr. Rivera’s appointment as CEO, the Board approved the following compensation arrangement effective as of the CEO Transition Date: (i) an annual base salary of $800,000; (ii) an ABP target of 150% of his annual base salary; (iii) annual equity grants commencing with the 2025 annual awards with a target value equal to 400% of his annual base salary; and (iv) a supplemental 2025 equity award with a target grant date value of $500,000. Mr. Rivera’s 2025 annual and supplemental equity award will be granted in the form of 33% RSUs and 67% PSUs. In addition, if the Company terminates Mr. Rivera without cause or he resigns for good reason, he will be entitled to 18 months’ salary continuation as severance, and if Mr. Rivera resigns for good reason, he will also be entitled to any earned, but unpaid annual bonus amount for any completed fiscal year prior to his termination.

Employee Benefits, Retirement and Perquisites
In addition to medical, dental, and disability benefits generally available to our broader employee population, we provide certain limited perquisites to our NEOs, which we have determined are appropriate for recruitment and retention of qualified executive officers. The perquisites and other benefits provided to our NEOs in 2024 included company-paid group life insurance premiums, and annual executive physicals. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Attributed costs of the perquisites and personal benefits described above for our NEOs are included in the column “All Other Compensation” of the Summary Compensation Table.
We also provide a qualified retirement savings plan to our NEOs and our NEOs are eligible to participate in the Driven Brands, Inc. Non-qualified Deferred Compensation Plan. See “Retirement Benefits” for additional information regarding such plans. For a description of the cash severance payments and benefits potentially payable to our NEOs following certain terminations of employment pursuant to the terms of each NEO’s employment agreement, see “Potential Payments Upon Termination of Employment or Change in Control” for additional information.
Other Compensation Policies and Practices
Hedging and Pledging Policy
Our Securities Trading Policy provides that Company employees and directors may not engage in derivative transactions involving the Company’s securities. Our Securities Trading Policy further prohibits our directors, officers, and other employees, and their designees, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities. The Company prohibits its directors, officers, employees, and their household and immediate family from engaging in transactions regarding purchasing, or pledging of, the Company’s stock on margin, short sales, buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our NEOs to encourage them to maintain a significant financial stake in the Company and align their interests with the interests of our stockholders. The CEO and other NEOs must own shares of Driven Brands stock with a fair market value of at least the following:

Role	Ownership Requirement

CEO	6x annual cash salary

Other NEOs	3x annual cash salary

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Ownership guidelines may be fulfilled using the following shares:
•Shares owned outright, including vested restricted stock
•Unvested time-based restricted stock, including the Converted Distributed Shares
•Unvested RSUs
Stock options (whether or not vested) and unvested PSUs and performance-based restricted stock awards may not be used to fulfill ownership guidelines.
The Compensation Committee reviews the guidelines and monitors compliance with them annually. Our NEOs who are currently employed by us have until March 2027, other than Mr. Diamond who has until August 2029, to comply with the stock ownership guidelines, and future executive officers will have five years from receipt of their first full LTI grant to comply with the guidelines. Currently, all our NEOs currently employed by us are in compliance with the stock ownership guidelines or are on track to comply by March 2027, or August 2029, in the case of Mr. Diamond. In the event that an executive officer is not in compliance with these guidelines, the Compensation Committee has the right to take action.
Clawback Provisions
We maintain a Rule 10D-1 Clawback Policy, which is intended to comply with the requirements of Listing Rule 5608 adopted by the Nasdaq Stock Market implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
In addition, our RSU and PSU grant agreements permit the Compensation Committee to, among other actions, cancel such awards (including awards subject to time-based vesting conditions) if the executive engages in activity that is in conflict with or adverse to the interests of the Company or any affiliate, including fraud, violation of any restrictive covenants, and conduct contributing to any financial restatements.
Compensation Risk Assessment
Our management conducted an assessment of our compensation policies and practices that apply to employees at all levels, including those participating in the ABP and those who receive LTI grants. The assessment was conducted by members of our human resources division, and included an evaluation of:
•The types of compensation offered (including fixed and incentive, as well as short-term and long-term incentives);
•Eligibility for participation in compensation programs;
•Compensation program design and governance;
•The process for establishing performance objectives; and
•Processes and program approvals for our compensation programs.
The assessment was discussed with the Compensation Committee in March 2025. Management’s conclusion, with which the Compensation Committee concurred, was that the Company’s compensation programs and practices do not encourage unnecessary or excessive risk behaviors in pursuit of strategic objectives or otherwise, and the programs and practices are not reasonably likely to have a material adverse effect on the Company.
Equity Grant Timing

Since the establishment of an annual LTI program, the Compensation Committee has generally granted annual equity awards each year at its regularly scheduled Compensation Committee meeting in February or March. Awards may also be granted throughout the year, generally in instances of new hires, promotions, or to recognize exceptional performance. Although the Company does not currently grant stock options or stock appreciation rights, eligible employees may enroll to purchase shares of the Company’s Common Stock under the terms of our Employee Stock Purchase Plan, with purchase dates generally in early March and early September of each year. The Company may change these equity grant practices in the future. During 2024, the Compensation Committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Committee Report

2025 Proxy Statement	33

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS:
Catherine Halligan
Damien Harmon
Rick Puckett
Karen Stroup
Jose Tomás

34	2025 Proxy Statement

Executive Compensation Tables
Summary Compensation Table
The following summary compensation table sets forth information regarding the compensation paid to, awarded to, or earned by our NEOs for services rendered in all capacities during the fiscal year ended December 28, 2024, December 30, 2023, and December 31, 2022.

Name and Principal Position	Fiscal Year		Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5) ($)	Total ($)
Jonathan Fitzpatrick President and Chief Executive Officer		2024	1,000,000	—	5,521,742		—		1,119,000	15,042	7,655,784
		2023	1,000,000	—	22,442,237		5,363,937		225,000	44,442	29,075,616
		2022	1,000,000	277,500	4,246,586		—		1,252,500	28,875	6,805,461
Michael Diamond Executive Vice President and Chief Financial Officer		2024	282,692	550,000	3,637,572		—		—	8,305	4,478,569
Daniel Rivera Executive Vice President and Chief Operating Officer		2024	575,001	—	1,587,499		—		428,950	39,884	2,631,334
		2023	555,769	37,401	5,993,746		841,686		130,065	30,413	7,589,080
		2022	450,000	—	1,019,180		—		540,000	13,706	2,022,886
Scott O’Melia Executive Vice President, Chief Legal Officer		2024	490,385	166,667	4,505,233		—		391,650	16,122	5,570,057
		2023	475,000	—	1,556,470		1,140,187		53,438	18,570	3,243,665
		2022	475,000	65,906	1,075,791		—		297,469	7,826	1,921,993
Gary Ferrera Former Executive Vice President and Chief Financial Officer		2024	254,423	—	1,863,576		—		—	115,171	2,233,170
		2023	430,962	775,000	3,509,449		—		—	13,479	4,728,890
Michael Beland Former Senior Vice President, Interim Chief Financial Officer, and Chief Accounting Officer	2024	2024	334,824	65,000	182,216	(7)	—	(7)	—	15,042	597,082
Footnotes:
(1)For Mr. Diamond, includes his one-time cash sign-on bonus of $200,000 and 2024 Annual Bonus Program ("ABP") bonus of $350,000. For Mr. O'Melia, the reported amount reflects the portion of his one-time transactional bonus that was earned and paid in 2024, and for Mr. Beland, the reported amount reflects a one-time retention bonus. For further details, please refer to the Compensation Discussion & Analysis, under the subheading “Elements of Executive Compensation— Annual Incentive Compensation.”
(2)For 2024 stock awards, amounts reflect the grant date value of PSUs and RSUs, in each case calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Stock Compensation," ("FASB, ASC Topic 718") excluding the effect of estimated forfeitures. For the PSUs, the amounts reported are based on the probable outcome of the performance conditions at grant. The grant date fair value of the PSUs, assuming maximum performance, would have been as follows: Mr. Fitzpatrick: $6,657,248; Mr. Diamond: $3,410,389; Mr. Rivera: $1,913,965; Mr. O'Melia: $1,581,094; Mr. Ferrera: $2,246,808; Mr. Beland: $219,686. Actual units awarded at time of grant are determined based on the average closing price on the 10 trading days preceding the grant date which may, at times, result in a difference between the target award value presented in the Long-Term Incentive Compensation section and the values reported in this table. The valuation of the awards for fiscal 2024 include a Monte Carlo valuation for 40% of the PSUs granted, the assumptions for which are set forth in Note 14 to the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
(3)For Messrs. Fitzpatrick, Rivera, and O'Melia, the 2023 Stock Awards amounts include, and the 2023 Option Awards amounts represent, the incremental accounting value, determined in accordance with FASB, ASC Topic 718, recognized due to modification of the Converted Distributed Shares and Converted Top-Up Options to a time-based vesting schedule.
(4)Amounts represent cash bonuses paid to each of our NEOs based on achievement of certain financial and operational performance goals for fiscal year 2024 under the ABP. Additional information regarding the determination of the payments under the ABP for 2024 is included in the Compensation Discussion & Analysis under the subheading “Elements of Executive Compensation— Annual Incentive Compensation.”

2025 Proxy Statement	35

(5)Amounts reported under All Other Compensation reflect the following:

Name	Company 401(k)/ Retirement Plan Match ($)	Company Deferred Compensation Match ($)	Group Term Life ($)	Executive Medical Program ($)	Relocation ($)	Total ($)
Jonathan Fitzpatrick	13,800	—	1,242	—	—	15,042
Michael Diamond	—	8,077	228	—	—	8,305
Daniel Rivera	13,800	22,274	810	3,000	—	39,884
Scott O’Melia	13,800	—	2,322	—	—	16,122
Gary Ferrera	13,800	—	1,371	—	100,000	115,171
Michael Beland	13,800	—	1,242	—	—	15,042

36	2025 Proxy Statement

2024 Grants of Plan-Based Awards
The following table sets forth certain information with respect to certain grants of plan-based awards during fiscal year 2024 for each of our NEOs.

Name	Award Type	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan Fitzpatrick	Restricted Stock Units	2/27/2024							121,998	1,664,053

	Performance Stock Units	2/27/2024				122,017	244,034	488,068		3,857,689

	2024 Annual Bonus Program		750,000	1,500,000	1,500,000

Michael Diamond	Restricted Stock Units	8/7/2024							131,777	1,705,194

	Performance Stock Units	8/7/2024				65,889	131,777	263,554		1,932,378

Daniel Rivera	Restricted Stock Units	2/27/2024							35,074	478,409

	Performance Stock Units	2/27/2024				35,080	70,160	140,320		1,109,089

	2024 Annual Bonus Program		287,500	575,000	575,000

Scott O'Melia	Restricted Stock Units	2/27/2024							28,974	395,205

	Performance Stock Units	2/27/2024				28,979	57,958	115,916		916,200

	Restricted Stock Units	8/23/2024							220,264	3,193,828

	2024 Annual Bonus Program		262,500	525,000	525,000

Gary Ferrera(4)	Restricted Stock Units	2/27/2024							41,174	561,613

	Performance Stock Units	2/27/2024				41,181	82,361	164,722		1,301,963

	2024 Annual Bonus Program		337,500	675,000	675,000

Michael Beland	Restricted Stock Units	2/27/2024							4,026	54,915

	Performance Stock Units	2/27/2024				4,027	8,053	16,106		127,302

	2024 Annual Bonus Program		84,150	168,300	168,300

Footnotes:
(1)The amounts shown represent the threshold, target, and maximum amounts payable under the 2024 ABP. Threshold payout level represents the minimum level of performance achievement required for each of the metrics, and payout amount reflects weighted Threshold payout level at 50% of Target. As described in the Compensation Discussion and Analysis, the 2024 ABP was capped at target payout.
(2)The amounts shown represent the range of shares eligible to vest under the 2024 PSU grants. The amounts shown in the Target column represent the target number of shares that could vest for each NEO if 100% of the performance objectives are achieved, as measured on December 26, 2026, for the three-year performance period, weighted at 60% three-year EBITDA attainment, and 40% relative TSR ranking compared to the companies comprising the S&P Midcap 400 Index on date of grant. The amounts shown in the Maximum column represent the maximum number of shares that could vest under the PSU grant—200% of the target shares granted. The amounts shown in the Threshold column represent the minimum number of shares that could vest under the PSU grant if the minimum qualifying level of performance is achieved on both of the performance objectives—50% of the target shares granted.
(3)Amounts in this column represent the aggregate grant date fair value of the equity awards granted during fiscal 2024, calculated in accordance with FASB, ASC Topic 718, excluding the effect of estimated forfeitures. See Note 14 to the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 28, 2024, for more information about the assumptions used to determine these amounts.
(4)Messrs. Ferrera's and Beland''s 2024 ABP, RSUs, and PSUs were forfeited upon their termination of employment.

2025 Proxy Statement	37

Outstanding Equity Awards at Fiscal Year-End 2024
The following table provides information about the outstanding equity awards held by our NEOs as of December 28, 2024. Mr. Ferrera did not have any outstanding equity awards as of such date. Market values reflected below are calculated based on our closing stock price of $16.22 on December 27, 2024 (the last trading day of our 2024 fiscal year).

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity incentive plan awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan Fitzpatrick	1/14/2021	423,327	105,832	(1)	$22.00	1/14/2031
	1/14/2021		1,233,089	(2)	$22.00	1/14/2031
	1/14/2021						1,547,155	(3)	$25,094,854
	1/14/2021						25,887	(4)	$419,725
	1/14/2021						7,774	(5)	$126,094
	12/20/2021		1,000,000	(6)	$30.63	12/20/2031
	3/22/2022						15,354	(7)	$249,042
	2/28/2023						38,906	(8)	$631,055
	2/28/2023									58,447	(9)	$948,010
	2/27/2024						121,998	(10)	$1,978,808
	2/27/2024									122,017	(11)	$1,979,116
Michael Diamond	8/7/2024						131,777	(12)	$2,137,423
	8/7/2024									65,889	(11)	$1,068,711
Daniel Rivera	1/14/2021	59,944	14,986	(13)	$22.00	1/14/2031
	1/14/2021		193,491	(2)	$22.00	1/14/2031
	1/14/2021						403,694	(3)	$6,547,917
	1/14/2021						10,112	(4)	$164,017
	12/20/2021		250,000	(6)	$30.63	12/20/2031
	3/22/2022						3,685	(7)	$59,771
	2/28/2023						11,186	(8)	$181,437
	2/28/2023									16,804	(9)	$272,553
	2/27/2024						35,074	(10)	$568,900
	2/27/2024									35,080	(11)	$568,998
Scott O'Melia	1/14/2021	105,163	26,290	(14)	$22.00	1/14/2031
	1/14/2021		262,112	(2)	$22.00	1/14/2031
	1/14/2021						51,130	(3)	$829,329
	1/14/2021						2,532	(15)	$41,069
	1/14/2021						1,299	(5)	$21,070
	1/14/2021						1,299	(5)	$21,070
	12/20/2021		200,000	(6)	$30.63	12/20/2031
	3/22/2022						3,890	(7)	$63,096
	2/28/2023						7,392	(8)	$119,898
	2/28/2023									11,105	(9)	$180,123
	2/27/2024						28,974	(10)	$469,958
	2/27/2024									28,979	(11)	$470,039
	8/23/2024						220,264	(16)	$3,572,682
Michael Beland	3/22/2022						845	(7)	$13,706
	2/28/2023						1,605	(8)	$26,033
	2/28/2023									4,816	(9)	$78,116
	2/27/2024						4,026	(10)	$65,302
	2/27/2024									8,052	(11)	$130,603

Footnotes:
(1)Represents Top-Up Options, of which 38,352 vest on January 1, 2025 and 67,479 vest on August 3, 2025.
(2)Represents Top-Up Options that fully vest on April 30, 2025.
(3)Represents Distributed Shares which will vest on April 30, 2025.
(4)Represents shares of restricted stock that fully vested on January 1, 2025.
(5)Represents shares of restricted stock that fully vests on August 3, 2025.
(6)Represents stock options that fully vest on December 20, 2025.
(7)Represents RSUs that fully vest on March 22, 2025.

38	2024 Proxy Statement

(8)Represents RSUs that will vest ratably on each of February 28, 2025 and 2026.
(9)Represents unvested PSUs with a performance period ending on December 27, 2025, which will vest based on the achievement of the applicable performance metrics. In accordance with applicable SEC disclosure rules we have shown the number of PSUs that would be earned assuming achievement of the threshold level of performance (i.e. 50% of the target PSUs).
(10)Represents RSUs that will vest ratably on each of February 27, 2025, 2026, and 2027
(11)Represents unvested PSUs with a performance period ending on December 26, 2026, which will vest based on the achievement of the applicable performance metrics. In accordance with applicable SEC disclosure rules we have shown the number of PSUs that would be earned assuming achievement of the threshold level of performance (i.e. 50% of the target PSUs).
(12)Represents RSUs that will vest ratably on each of August 7, 2025, 2026, and 2027.
(13)Represents Top-Up Options that vested on January 1, 2025.
(14)Represents Top-Up Options of which 3,752 vest on May 4, 2025 and 22,538 vest on August 3, 2025.
(15)Represents shares of restricted stock that will fully vest on May 4, 2025.
(16)Represents RSUs that will ratably vest on each of August 23, 2025, 2026, and 2027.

Option Exercises and Stock Vested in Fiscal Year 2024
The following table presents information regarding the exercise of stock options and vesting of restricted stock and RSU awards held by our NEOs for fiscal year 2024. None of our NEOs exercised any stock options during fiscal year 2024.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Jonathan Fitzpatrick	—	—	104,443	$1,557,016
Michael Diamond	—	—	—	$—
Daniel Rivera	—	—	28,025	$416,513
Scott O'Melia	—	—	21,832	$322,144
Gary Ferrera	—	—	—	$—
Michael Beland			3,868	$59,060

(1)Represents the number of time-based restricted shares, RSUs and PSUs that vested pursuant to the vesting schedules as described further in the footnotes under the “Outstanding Equity Awards” table.
(2)Represents the value calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock or units that vested.
Employment Agreements
We, or certain of our subsidiaries, have entered into employment agreements with each of our NEOs. In addition to customary terms and provisions, the employment agreements set forth the annual base salary, target bonus percentage, equity grants, terms of severance, and eligibility for employee benefits.
For information regarding our NEOs current base salary and target bonus percentages, see “Compensation Discussion and Analysis” above. For information regarding the severance terms of such agreements, see the “Potential Payments Upon Termination of Employment or Change in Control” section below.
Jonathan Fitzpatrick
We are party to an amended and restated employment agreement with Jonathan Fitzpatrick, dated April 17, 2015, as amended December 31, 2020, under which he serves as our President and Chief Executive Officer with a term ending on April 17, 2025, which term extends automatically for consecutive one-year periods unless either Mr. Fitzpatrick or we provide at least 90 days’ notice of non-renewal prior to the expiration of the initial or any renewal term. In February 2025, Mr. Fitzpatrick informed the Company of his intent to step down as President and CEO effective May 9, 2025, and terminate his employment with the Company, following which he will serve as Non-Executive Chair of the Board and a Senior Advisor to Mr. Rivera.
Mr. Fitzpatrick is entitled to participate in the Company’s employee benefit, fringe, and perquisite arrangements as in effect from time to time.
Mr. Fitzpatrick’s employment agreement includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, and an 18-month post-termination noncompetition covenant and a two-year post-termination non-solicitation covenant of employees and customers.

2025 Proxy Statement	39

Michael F. Diamond
We are party to a letter agreement with Michael Diamond, dated July 26, 2024. Mr. Diamond’s letter agreement has no specific term and constitutes at-will employment. Mr. Diamond’s letter agreement provides that he is eligible to participate in the Company’s employee benefit plans and 401(k) Plan, as in effect from time to time.
The letter agreement also contains customary provisions relating to non-disclosure of confidential information, a one-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.
Daniel Rivera
We are party to a letter agreement with Daniel R. Rivera, dated November 7, 2012, as amended October 27, 2014. Mr. Rivera’s letter agreement has no specific term and constitutes at-will employment. Mr. Rivera’s letter agreement provides that he is eligible to participate in the employee benefit plans and 401(k) Plan, and received reimbursement for certain relocation expenses.
The letter agreement also contains customary provisions relating to non-disclosure of confidential information, a two-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.
Scott O’Melia
We are party to an employment agreement with Scott O’Melia, dated April 23, 2020, as amended November 1, 2020 and March 23, 2023, with a term ending on May 4, 2026.
The employment agreement also contains customary provisions relating to perpetual non-disclosure of confidential information, a two-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.

Retirement Benefits
Our NEOs are eligible to participate in our 401(k) plan, which is a qualified retirement plan offered to all eligible employees and which permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. Pursuant to the terms of the 401(k) plan, we provide a company match of 100% of the first 3% of a NEO’s contributions to the plan, up to a maximum of 3% of such executive’s eligible annual compensation.
Our NEOs are also eligible to participate in the Driven Brands, Inc. Non-qualified Deferred Compensation Plan (the “NQDC”), a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for a select group of management and highly compensated employees. The NQDC provides eligible employees the opportunity to defer up to 50% of their base salary and up to 85% of their annual bonus; provided that to the extent bonuses are earned based on achievement of pre-established performance criteria, eligible employees may defer up to 100% of such bonus. We may make matching contributions to the NQDC, which will vest with respect to 100% of such matching contributions on the third anniversary of the participant’s commencement of participation in the NQDC. Participant’s account balances are notionally invested in one or more specified investment options available under our 401(k) Plan as elected by the participant. All payments pursuant to the NQDC are made from our general assets and are subject to claims of our creditors. Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the NQDC.
Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Jonathan Fitzpatrick	Non-Qualified Deferred Compensation Plan	—	—	56,084	—	387,731
Michael Diamond	Non-Qualified Deferred Compensation Plan	8,077	8,077	119	—	16,273
Daniel Rivera	Non-Qualified Deferred Compensation Plan	22,274	22,274	13,178	—	95,150

40	2025 Proxy Statement

Footnotes:
(1)Amounts shown reflect Company matching contributions made pursuant to the Driven Brands, Inc. Non-Qualified Deferred Compensation Plan and are reported as compensation for fiscal year 2024 in the “All Other Compensation” column of the Summary Compensation Table.
(2)Amounts shown are not reported as compensation for fiscal year 2024 in the “Summary Compensation Table” because such amounts do not reflect above-market or preferential earnings.
(3)Amounts shown include the following amounts previously reported in the "Summary Compensation Table" in prior fiscal years: (i) for Mr. Fitzpatrick, $202,569; (ii) for Mr. Diamond, $0; and (iii) for Mr. Rivera, $33,346.

Potential Payments Upon Termination of Employment or Change in Control
Our NEOs are eligible to receive certain severance payments and benefits under their employment agreements and equity award agreements in connection with a termination of employment under various circumstances and/or a change in control of us.
Treatment of Incentive Equity Awards
RSUs and PSUs: Except as otherwise provided below pursuant to an NEO’s employment agreement, upon a termination of an NEO’s employment for any reason, all of such NEO’s unvested RSUs will be forfeited for no consideration. With respect to outstanding PSUs, upon a termination of an NEO’s employment for any reason prior to the last day of the performance period of the applicable PSU (or, with respect to the 2024 PSUs, prior to the date the Compensation Committee certifies performance achievement), such PSU award will be forfeited for no consideration.
Distributed Shares and Top-Up Options: Upon a termination of an NEO’s employment for any reason, all of such NEO’s unvested Distributed Shares and Top-Up Options will be forfeited for no consideration. Upon a “sale transaction” (as defined in the applicable grant agreement), all of such Distributed Shares and Top-Up Options will accelerate and become fully vested.

Severance Benefits under Employment Agreements and Offer Letters
Jonathan Fitzpatrick
Upon a termination of employment by us without cause, a resignation by Mr. Fitzpatrick for good reason (each as defined in his employment agreement) or by expiration of the term following notice by us not to extend the term, subject to Mr. Fitzpatrick’s execution of a separation agreement containing a general release of claims and such general release of claims becoming irrevocable, Mr. Fitzpatrick will be entitled to (i) base salary continuation for a period of 18 months following the date of termination and (ii) a lump-sum cash amount equal to $50,000, paid within 10 days following the termination date.
Upon a termination of employment due to his death or disability, subject to Mr. Fitzpatrick or his estate executing a general release of claims and such general release of claims becoming irrevocable, Mr. Fitzpatrick will be entitled to payment of an annual bonus for the year of termination (prorated for the number of days of employment through such year) based on actual results, payable at the time annual bonuses are paid to active employees.
Upon any termination of employment, including a resignation without good reason or termination for cause, Mr. Fitzpatrick shall also be entitled to payment of base salary through the date of termination, accrued benefits, and reimbursement for unreimbursed business expenses.
If any payments or benefits payable to Mr. Fitzpatrick would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Fitzpatrick under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax but only to the extent that such reduction would leave Mr. Fitzpatrick with a greater net after-tax amount.
Mr. Fitzpatrick has informed the Company of his intent to step down as President and CEO effective as of the CEO Transition Date. Following such termination, to facilitate the transition and enable continuity, Mr. Fitzpatrick has agreed to serve the Company as a Senior Advisor from the CEO Transition Date through the end of the 2025 fiscal year, and Mr. Fitzpatrick will receive a total of $750,000 in cash fees as compensation for such advisory services. Mr. Fitzpatrick will not be eligible to receive any severance payments upon his termination and his equity awards will remain outstanding and eligible to vest in accordance with their terms. For additional information regarding such transition, see the “NEO Transitions and Other Awards” section of the Compensation Discussion and Analysis.

Michael F. Diamond
Upon a termination of employment by us without cause, or a resignation by Mr. Diamond for good reason (each as defined in his letter agreement), Mr. Diamond will, subject to his execution of a release of claims, be entitled to continued payment of

2025 Proxy Statement	41

his base salary for 12 months. Upon any termination of employment, he will also be entitled to any earned, but unpaid annual bonus amount for any prior fiscal year.
Daniel Rivera
Pursuant to the terms of his letter agreement as in effect on December 28, 2024, upon a termination of employment by us without cause (as defined in his letter agreement), subject to his execution of a release of claims, Mr. Rivera would be entitled to continued payment of his base salary for six months.
Upon any termination of employment, including a resignation for any reason, termination for cause, or termination of employment due to death or disability, Mr. Rivera shall also be entitled to continued payment of base salary until his last day of active employment.
In connection with his promotion to CEO and President as of the CEO Transition Date, the Board of Directors has approved 18 months’ salary continuation as severance if the Company terminates Mr. Rivera without cause or he resigns for good reason, and if Mr. Rivera resigns for good reason, he will also be entitled to any earned, but unpaid annual bonus amount for any completed fiscal year prior to his termination.
Scott O’Melia
Upon a termination of employment by us without cause, a resignation by Mr. O’Melia for good reason (each as defined in his employment agreement) or by expiration of the term following notice by us not to extend the term, subject to Mr. O’Melia’s execution of a general release of claims and such general release of claims becoming irrevocable, Mr. O’Melia will be entitled to continued payment of his base salary for 12 months.
Upon any termination of employment, including a resignation for any reason, termination for cause, or termination of employment due to death or disability, Mr. O’Melia will also be entitled to payment of base salary through the date of termination and any earned but unpaid annual bonus for the prior year.
The table below provides an estimate of the value of potential severance payments and benefits assuming that a qualifying termination of employment, and, as applicable, a change in control of us, occurred on December 28, 2024. Equity values included below were calculated using our closing stock price of $16.22 per share on December 27, 2024 (the last trading day of our 2024 fiscal year). The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future will depend on factors, such as the date of termination, the manner of termination, and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

Messrs. Ferrera and Beland are not included in the table below because such NEOs have voluntarily terminated their employment prior to the date hereof. Because such terminations were voluntary resignations, they did not receive any severance payments or equity award accelerations upon termination. Mr. Ferrera agreed to remain available to provide transition services for six months after his termination and in exchange for such transition services, Mr. Ferrera’s obligation to repay his $100,000 cash sign-on bonus under the terms of his employment offer letter was waived. Mr. Fitzpatrick’s potential severance payments and benefits as of December 28, 2024, are included below but he has also informed the Company of his intent to step down as President and CEO effective as of the CEO Transition Date. For additional information regarding such terminations and Mr. Fitzpatrick’s transition, see the Compensation Discussion and Analysis above.

42	2025 Proxy Statement

Name	Benefit	Termination without Cause or for Good Reason ($)(1)	Termination due to Death or Disability ($)(2)	Change in Control ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)
Jonathan Fitzpatrick	Cash Severance Payment(3)	1,550,000	1,119,000	—	1,550,000

	Value of Accelerated Equity Awards(4)	—	—	34,718,558	—

	Total	1,550,000	1,119,000	34,718,558	1,550,000

Michael Diamond	Cash Severance Payment(3)	700,000	—	—	700,000

	Value of Accelerated Equity Awards(4)	—	—	—	—

	Total	700,000	—	—	700,000

Daniel Rivera	Cash Severance Payment(3)	287,500	—	—	287,500

	Value of Accelerated Equity Awards(4)	—	—	8,125,407	—

	Total	287,500	—	8,125,407	287,500

Scott O’Melia	Cash Severance Payment(3)	525,000	—	—	525,000

	Value of Accelerated Equity Awards(4)	—	—	2,867,903	—

	Total	525,000	—	2,867,903	525,000
Footnotes:
(1)For Messrs. Fitzpatrick and O’Melia, if we elect not to renew the terms of their employment agreement and terminate such NEO’s employment, or if they terminate their employment with good reason, then such termination is treated as a termination by us the same as a termination without cause. For Mr. Diamond, severance is only payable on termination without cause or for good reason. For Mr. Rivera, severance is only payable on a termination without cause.
(2)In the event of termination due to death or permanent disability, Mr. Fitzpatrick is entitled to receive payment of the annual bonus for the termination year based on actual performance; the amount reported reflects his actual bonus payment under the 2024 Annual Bonus Program.
(3)For Mr. Fitzpatrick, the “Cash Severance Payment” amount on a termination without cause, non-renewal of employment agreement or for good reason represents continued payment of base salary for 18 months and a lump sum cash amount equal to $50,000. For Mr. Diamond, the “Cash Severance Payment” amount on a termination without cause or for good reason represents continued payment of his base salary for 12 months. For Mr. O’Melia, the “Cash Severance Payment” amount on a termination without cause, non-renewal of employment agreement or for good reason represents continued payment of base salary for 12 months. For Mr. Rivera, the “Cash Severance Payment” amount represents continued payment of base salary for six months.
(4)Upon a “sale transaction” all outstanding Distributed Shares and Top-Up Options will accelerate and become fully vested.

Equity Compensation Plan Information
The following table sets forth information about outstanding equity awards and shares available for issuance under our Amended and Restated 2021 Omnibus Incentive Plan and Employee Stock Purchase Plan as of December 28, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (2)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity Compensation plans approved by security holders(1)	8,442,239	$17.59	14,933,939
Equity compensation plans not approved by security holders	—	—	—
Total	8,442,239	$17.59	14,933,939
(1) The following plans have been approved by our stockholders and are currently in effect, the Amended & Restated 2021 Omnibus Incentive Plan and the Employee Stock Purchase Plan.
(2) Reflects performance-based awards assuming target performance.
(3) Reflects 13,442,819 shares available under the Omnibus Incentive Plan and 1,491,120 shares available under the Employee Stock Purchase Plan.

2025 Proxy Statement	43

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:

	SCT Total Compensation for PEO(1)	Compensation Actually Paid to PEO(2)	Average SCT Total Compensation for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non- PEO NEOs(2)	Company’s Cumulative TSR(4)	Peer Index Cumulative TSR(5)	Net Income(6)	Adjusted EBITDA(7)

2024	$7,655,784	$11,649,561	$3,102,042	$3,028,744	$61	$153	($292,496,000)	$552,721,000
2023	$29,075,616	$20,082,673	$4,737,996	$1,136,383	$53	$113	$(744,962,000)	$516,887,000
2022	$6,805,461	$3,099,419	$2,095,160	$1,175,506	$102	$79	$43,173,000	$498,806,000
2021	$14,837,267	$20,206,196	$4,097,377	$5,382,806	$125	$120	$9,536,000	$350,067,000
(1)The dollar amounts reported represent the amounts reported in the “Total” column of the Summary Compensation Table in each applicable year for our CEO, Jonathan Fitzpatrick (our “PEO”).
(2)The dollar amounts reported represent the amount of “compensation actually paid” to our PEO and the average “compensation actually paid” to our NEOs as a group, excluding our PEO (the “Non-PEO NEOs”), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with SEC rules, the following adjustments were made to 2024 total compensation to determine the 2024 compensation actually paid, with amounts for Non-PEO NEOs reflected as the average amounts for 2024 Non-PEO NEOs as a group:

2024 Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs"	PEO	Non-PEO NEOs

Summary Compensation Table Total	$7,655,784	$3,102,042
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($5,521,742)	($2,355,219)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$6,074,430	$2,262,247
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$3,473,914	$216,118
Plus (less), change in fair value from prior fiscal year-end to vesting date of equity awards granted in prior years that vested in the year	($32,825)	$(2,687)
Less, prior year-end fair value for any equity awards forfeited in the year	$0	($193,757)
2024 Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs	$11,649,561	$3,028,744
(3)The dollar amounts reported represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are (i) for 2024, Michael Diamond, Daniel Rivera, Scott O'Melia, Gary Ferrera, and Michael Beland; (ii) for 2023, Gary Ferrera, Tiffany Mason, Daniel Rivera, Michael Macaluso, and Scott O’Melia; and (iii) for 2022 and 2021, Tiffany Mason, Daniel Rivera, Michael Macaluso, and Scott O’Melia.
(4)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of each fiscal year and January 15, 2021, by the Company’s share price as of January 15, 2021.
(5)The peer group used for this purpose is the following published industry index: S&P Retailing Industry Group Index.
(6)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)Adjusted EBITDA is our earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, equity compensation, loss on debt extinguishment and certain non-recurring, non-core, infrequent or unusual charges. For more information regarding Adjusted EBITDA, including a reconciliation of it to the nearest GAAP metric, see Exhibit A.
Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the

44	2025 Proxy Statement

Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Adjusted EBITDA
•Relative TSR
•Revenue
•Same Store Sales

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

2025 Proxy Statement	45

46	2025 Proxy Statement

CEO PAY RATIO
Compensation at all levels of the Company is aligned with our philosophy of paying for performance, attracting, promoting, and retaining talent and aligning our employees’ interests with the interests of our stockholders. Consistent with that approach, the Company offers compensation packages to all employees that inspire and reward hard work, collaboration, integrity, and innovation.
In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) for the 2024 fiscal year with the annual total compensation of Jonathan Fitzpatrick, our CEO in the 2024 fiscal year. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
The annual total compensation of our median-paid associate, other than our CEO, was $42,256, calculated in the same manner as we calculate total compensation for purposes of the Summary Compensation Table. Our median-paid associate for the 2024 fiscal year was an hourly employee in the U.S.
The annual total compensation of our CEO for the 2024 fiscal year, as reported in the Summary Compensation Table, was $7,655,784.
Based on this information, for the 2024 fiscal year, the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 181 to 1.
For purposes of the above disclosure, we are required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements, or full-time, part-time, or seasonal status.
For fiscal year 2024, we used the same median employee whom we identified as our median-paid associate for fiscal years 2023 and 2022, using total annual expected earnings with default hours and salary rates for all associates included in the calculation as of December 31, 2022. We annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 30, 2022. We determined to use the same median-paid associate for the calculation of the 2024 CEO Pay Ratio as the 2023 and 2022 CEO Pay Ratio because there have been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure and we believe the previously identified median-paid associate remains representative of our employee population.
The pay ratio rule for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

2025 Proxy Statement	47

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2025
The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 27, 2025, and recommends that our stockholders vote to ratify this appointment. PwC has served in this role since 2022. Even if our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.
A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

Independent Registered Public Accountants’ Fees and Services
Summary of Fees
Our Board of Directors adopted a Preapproval Policy for the Audit Committee’s approval of all audit and non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must, unless specifically approved in the policy, give prior approval for any amount or type of service within four categories—audit, audit-related, tax services, or, to the extent permitted by law, other services—that the independent auditor provides. The Audit Committee may grant pre-approval for specific independent auditor services within these four categories, and the term for such preapproval is 12 months unless otherwise specified by the Audit Committee. Circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such services will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. With respect to each such proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation regarding the specific services to be provided and whether the services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s (the "PCAOB”) rules on auditor independence. The Audit Committee may delegate to one or more of its members, including the chairperson, authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. For the year ended December 28, 2024, the Audit Committee or its chairperson pre-approved all of the services provided by PwC.
The following table summarizes the aggregate fees billed for professional services rendered by PwC to us for the fiscal years ended December 28, 2024, and December 30, 2023.

Name	Fiscal Year 2024	Fiscal Year 2023

Audit Fees(1)	$3,820,000	$3,390,000

Audit-Related Fees(2)	$740,000	$290,000

Tax Fees	—	—

All Other Fees(3)	$75,000	$41,500

Total	$4,635,000	$3,721,500

(1)Represents fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K and the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q. Audit fees also consist of certain statutory and standalone audits of our subsidiaries, fees for services incurred in connection with our debt offerings and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board.
(2)Represents fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported as “Audit Fees.” These services include attestation services related to our franchise disclosure filings, fees for financial statement audits of certain marketing funds and professional services in connection with a pre-implementation assessment of a new ERP platform.
(3)All other fees consist of subscription fees for PwC ProEdge, an online, self-study training platform and a license fee for disclosure software.

48	2025 Proxy Statement

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2025.

2025 Proxy Statement	49

AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 28, 2024, (2) discussed with PricewaterhouseCoopers (“PwC”) the matters required to be discussed by the applicable requirements of the PCAOB and the SEC and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 which is filed with the SEC.
Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Audit Committee’s responsibility is to monitor, evaluate, and oversee these processes. The Audit Committee members are not our employees, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist our Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets, and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with U.S. GAAP. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to our Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm (PwC) included in its report on our consolidated financial statements.
PwC served as our independent registered public accounting firm for the fiscal year ended December 28, 2024.
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS:
Rick Puckett
Karen Stroup
Peter Swinburn

50	2025 Proxy Statement

INFORMATION CONCERNING SOLICITATION AND VOTING
The Company, on behalf of the Board of Directors, is soliciting your proxy to vote your shares at the Annual Meeting. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this Proxy Statement, you will find information on these matters, which is provided to assist you in voting your shares.
In accordance with the rules of the Securities and Exchange Commission, we are furnishing proxy materials, including the Notice, this Proxy Statement, our Annual Report on Form 10-K for the year ended December 28, 2024 (“2024 Annual Report”), including financial statements, and a proxy card for the Annual Meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available to stockholders beginning on or about April 10, 2025. We mailed a Notice of Internet Availability of Proxy Materials on or about April 10, 2025, to our stockholders of record and beneficial owners as of March 21, 2025, the record date for the Annual Meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voting instruction form that you will receive in response to your request.
Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the Annual Meeting.
We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

2025 Proxy Statement	51

QUESTIONS AND ANSWERS ABOUT THE 2025
ANNUAL MEETING OF STOCKHOLDERS
Q:Why am I receiving these proxy materials?
A:We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.
Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on their proxy card. If a proxy card is dated, signed, and returned without specifying choices, the proxies will be voted in accordance with the recommendations of our Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock, par value $0.01 per share, cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.
Q:How can I attend the Annual Meeting?
A:If you are a stockholder of record or a beneficial owner as of March 21, 2025, you are invited to attend the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/DRVN/2025. You must have your 16-digit control number located in your proxy materials to enter the meeting. The webcast starts at 12:00 p.m., EDT. You may vote and submit questions while attending the meeting.
Q:Why is the Annual Meeting being held virtually?
A:Our goal for the Annual Meeting is to enable the largest number of stockholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board of Directors and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual stockholders’ meetings, including by providing a support line for technical assistance and addressing as many stockholder questions as time allows.
Q:What if I have technical or other “IT” problems logging into or participating during the Annual Meeting live webcast?
A:We have established a toll-free technical support “help line” that can be accessed by any stockholder who experiences any problems logging into or participating during the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the toll-free telephone number that will be shown on the login page for the virtual Annual Meeting and a member of the technical support team will assist you.
Q:Who may vote at the Annual Meeting?
A:Our Board of Directors set March 21, 2025, as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on March 21, 2025, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of common stock held by such stockholder. As of March 21, 2025, there were 164,200,841 shares of our common stock outstanding and entitled to vote at the Annual Meeting.
Q:What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote at the Annual Meeting.
If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability of Proxy Materials or proxy materials.

52	2025 Proxy Statement

Q:What is the quorum requirement for the Annual Meeting?
A:A majority of our outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:
•Are present and entitled to vote in person at the Annual Meeting; or
•Properly submitted a proxy card or voting instruction form.
If you are present in person or by proxy at the Annual Meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.
Q:What proposals will be voted on at the Annual Meeting?
A:The three matters scheduled to be voted on at the Annual Meeting are as follows:
1.The election of the Class II Nominees to our Board of Directors, each to serve as a Class II director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2028 or until such director’s successor has been duly elected and qualified;
2.An advisory vote to approve the compensation of our NEOs; and
3.The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025.
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxies named in the proxy card or voting instruction form will vote the shares such proxy card or voting instruction form represents using their best judgment.
Q:What is the vote required for each proposal and what are my voting choices?
A:With respect to Proposal 1, the election of the Class II directors, you may vote “FOR ALL,” “WITHHOLD ALL,” or “FOR ALL EXCEPT” one or more of the director nominees you specify. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the three director nominees that receive the greatest number of votes cast “FOR” will be elected. If you “WITHHOLD” from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).
With respect to Proposals 2 and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” and the vote required is the affirmative vote of a majority of the shares entitled to vote on the matter and present or represented by proxy. If you “ABSTAIN” from voting on Proposals 2 or 3, the abstention will have the same effect as an “AGAINST” vote.
Q:What is the effect of a broker non-vote?
A:A broker, bank, trustee, or similar entity who holds shares for a beneficial owner are not permitted to vote on certain proposals and may elect not vote on any of the proposals when they have not received voting instructions from the beneficial owner prior to the Annual Meeting. If the beneficial owner does not provide voting instructions and the broker, bank, trustee, or similar entity elects to vote the beneficial owner’s shares on some, but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be tabulated in determining whether any of proposals presented at the Annual Meeting has obtained the requisite vote to be approved.
Q:How does our Board of Directors recommend that I vote?
A:Our Board of Directors recommends that you vote:
1.“FOR ALL” the election of the three director nominees named in this Proxy Statement;
2.“FOR” the approval of, on an advisory basis, the compensation of our NEOs; and
3.“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025.

2025 Proxy Statement	53

Q:Can I access these proxy materials on the Internet?
A:Yes. The Notice of Annual Meeting, Proxy Statement, and 2024 Annual Report to Stockholders are available for viewing, printing, and downloading at www.proxyvote.com. They are also available under the Financials—Annual Reports & Proxy Statements section of our website at https://investors.drivenbrands.com and through the SEC’s website at http://www.sec.gov. All materials will remain posted on at least until the conclusion of the Annual Meeting.
Q:How may I vote my shares at the Annual Meeting?
A:If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. A list of our stockholders of record will be made available to stockholders during the Annual Meeting. As the stockholder of record, you have the right to vote at the Annual Meeting. You will need to visit www.virtualshareholdermeeting.com/DRVN2025 and follow the instructions provided on the website. If your shares are held in a brokerage account, by a trustee, bank, or similar entity, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you may vote your shares at the Annual Meeting, but you must obtain a “legal proxy” from the broker, bank, trustee, or similar entity that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, bank, trustee, or similar entity if you wish to obtain such a “legal proxy.”
Q:How can I vote my shares without attending the Annual Meeting?
A:If your shares are held by a broker, trustee, bank, or similar entity, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:
•Via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy materials;
•By calling the telephone number in your proxy materials; or
•By completing, dating, signing, and returning the proxy card or voting instruction form.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.
Voting via the Internet must be completed by 11:59 p.m., EDT, on May 19, 2025. As described in the immediately preceding question and answer, you can always attend the Annual Meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, as permitted by law.
Q:How can I change my vote after submitting it?
A:If you are a stockholder of record, you can revoke your proxy or change your vote before your shares are voted at the Annual Meeting by:
•Submitting a timely written notice of revocation to our Chief Legal Officer at 440 S. Church Street, Suite 700 Charlotte, NC 28202 prior to the vote at the Annual Meeting;
•If you completed and returned a proxy card, submitting a new proxy card with a later date and returning it by the deadline provided in your proxy materials;
•Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or
•If you voted via the Internet or by telephone, voting again by the same means prior to 11:59 p.m., EDT, on May 19, 2025 (your latest Internet or telephone vote, as applicable, will be counted and all earlier votes will be disregarded).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them.
Q:Are the Principal Stockholders entitled to designate any director nominees for election to our Board of Directors?
A:Under the Stockholders Agreement, the Principal Stockholders, have the right to designate as nominees a certain percentage of director nominees for election to our Board of Directors based on their beneficial ownership. See the “Corporate Governance—Information about our Board” section of this Proxy Statement for additional information.

54	2025 Proxy Statement

Q:Where can I find the voting results of the Annual Meeting?
A:We will announce the preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

2025 Proxy Statement	55

STOCKHOLDER INFORMATION FOR FUTURE ANNUAL MEETINGS
Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2026 Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Chief Legal Officer at our principal executive offices no later than the close of business on December 11, 2025, unless the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of May 20, 2025, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
Under our Bylaws, a stockholder who wishes to nominate an individual for election to the Board of Directors or to propose any business to be considered directly at the annual meeting, rather than for inclusion in our proxy statement, must deliver advance notice of such nomination or business to the Company following the procedures in our Bylaws. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not later than February 19, 2026, nor earlier than January 20, 2026; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, then stockholders must provide notice within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.
All proposals or director nominations described above should be sent to our principal executive offices at Driven Brands Holdings Inc., Attn: Chief Legal Officer, 440 S. Church Street, Suite 700 Charlotte, NC 28202.
We advise you to review our Bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals.
Further, to comply with the SEC’s universal proxy rules, if a stockholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then we must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act, delivered to our Chief Legal Officer at our principal executive offices by March 23, 2026 (or, if the 2026 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than the later of either 60 days prior to the 2026 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the 2026 Annual Meeting of Stockholders is made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.
HOUSEHOLDING MATTERS
The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the 2024 Annual Report, this Proxy Statement, and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials and/or proxy materials either now or in the future, please mail a request to Driven Brands Holdings Inc., Attn: Chief Legal Officer, 440 S. Church Street, Suite 700 Charlotte, NC 28202 or call (704) 377-8855. Upon written or oral request to the Chief Legal Officer, we will promptly provide a separate copy of the Notice of Internet Availability of Proxy Materials and/or proxy materials. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials in the future in the same manner as described above.
Availability of Annual Report on Form 10-K and Proxy Statement
We will provide, without charge to you, upon written or oral request, a copy of the 2024 Annual Report on Form 10-K, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Chief Legal Officer, 440 S. Church Street, Suite 700 Charlotte, NC 28202 or by calling (704) 377-8855.

56	2025 Proxy Statement

OTHER MATTERS
Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Proxy Statement are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. It is possible that our actual results may differ materially from those contemplated, expressed, projected, anticipated, or implied in the forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 28, 2024, and in other filings made by the Company from time to time with the SEC. Forward-looking and other statements in this Proxy Statement may also address our corporate responsibility progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

2025 Proxy Statement	57

EXHIBIT A: RECONCILIATIONS
Reconciliation of Non-GAAP Financial Measures
The following information provides definitions and reconciliations of the non-GAAP financial measures presented in this proxy statement to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in this proxy statement release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this proxy statement. The non-GAAP financial measures in this proxy statement may differ from similarly titled measures used by other companies.

Adjusted EBITDA
Adjusted EBITDA is considered a non-GAAP financial measure under the Securities and Exchange Commission’s (“SEC”) rules because it excludes certain amounts included in net income calculated in accordance with GAAP. Management believes that Adjusted EBITDA is a meaningful measure to share with investors because it facilitates comparison of the current period performance with that of the comparable prior period. In addition, Adjusted EBITDA affords investors a view of what management considers to be Driven Brand’s core operating performance as well as the ability to make a more informed assessment of such operating performance as compared with that of the prior period.
Please see the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, filed with the SEC on February 26, 2025, for additional information on Adjusted EBITDA. The tables below reflect the calculation of Adjusted EBITDA for the fiscal year ended December 28, 2024.

(in thousands)	Year Ended December 28, 2024	Year Ended December 30, 2023

Net (loss)	($292,496)	($744,962)

Income tax (benefit)	(25,143)	(102,689)

Interest expense, net	156,964	164,196

Depreciation and amortization	180,112	175,296

EBITDA	$19,437	($508,159)

Acquisition-related costs(a)	2,325	13,174

Non-core items and project costs, net(b)	18,403	7,343

Cloud computing amortization(c)	8,270	1,923

Equity-based compensation expense(d)	48,139	15,300

Foreign currency transaction (gain) loss, net(e)	20,239	(3,078)

Asset sale leaseback (gain) loss, impairment and closed store expenses(f)	435,703	990,384

Loss on debt extinguishment(g)	205	—

Adjusted EBITDA	$552,721	$516,887

Adjusted EBITDA Footnotes
(a)Consists of acquisition costs as reflected within the unaudited consolidated statements of operations, including legal, consulting and other fees, and expenses incurred in connection with acquisitions completed during the applicable period, as well as inventory rationalization expenses incurred in connection with acquisitions. We expect to incur similar costs in connection with other acquisitions in the future and, under U.S. GAAP, such costs relating to acquisitions are expensed as incurred and not capitalized.
(b)Consists of discrete items and project costs, including third-party consulting and professional fees associated with strategic transformation initiatives as well as non-recurring payroll-related costs.
(c)Includes non-cash amortization expenses relating to the amortization of cloud computing arrangements.

2025 Proxy Statement	A-1

(d)Represents non-cash equity-based compensation expense.
(e)Represents foreign currency transaction (gains) losses, net that primarily related to the remeasurement of our intercompany loans as well as unrealized gains and losses on remeasurement of cross currency swaps and forward contracts.
(f)Relates to (gains) losses, net on sale leasebacks, impairment of certain fixed assets, and operating lease right-of-use assets related to closed and underperforming locations, assets held for sale, lease exit costs, and other costs associated with stores that were closed prior to the respective lease termination dates, as well as goodwill impairment within the Car Wash segment.
(g)Represents charges incurred related to the Company’s partial repayment of Senior Secured Notes in conjunction with the sale of its Canadian distribution business.

A-2	2025 Proxy Statement

DRIVEN BRANDS HOLDINGS INC
440 SOUTH CHURCH ST., SUITE 700
CHARLOTTE, NC 28202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DRVN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69586-P31211

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DRIVEN BRANDS HOLDINGS INC.

The Board of Directors recommends you vote FOR ALL nominees listed in Proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Catherine Halligan
02) Rick Puckett
03) Michael Thompson

The Board of Directors recommends you vote FOR Proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V69587-P31211

DRIVEN BRANDS HOLDINGS INC.
Annual Meeting of Stockholders
May 20, 2025
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Diamond and Scott O'Melia, each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Driven Brands Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m., EDT on May 20, 2025, virtually via live webcast at www.virtualshareholdermeeting.com/DRVN2025, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side